Exhibit 10.1

EXECUTION VERSION

THIRD AMENDMENT TO

AMENDED AND RESTATED

SENIOR SECURED CREDIT AGREEMENT

This THIRD AMENDMENT TO AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT, dated as of December 14, 2018 (this “Agreement”), is entered into by and among U.S. WELL SERVICES, LLC, a Delaware limited liability company, (the “Borrower”), USWS HOLDINGS LLC, a Delaware limited liability company (“Holdings”), THE GUARANTORS PARTY HERETO, THE REVOLVING LENDERS                     PARTY HERETO, and U.S. BANK NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, Holdings, the Revolving Lenders from time to time party thereto and Administrative Agent are parties to that certain Amended and Restated Senior Secured Credit Agreement, dated as of February 2, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time immediately before giving effect to this Agreement, the “Existing Credit Agreement”, and as amended this Agreement, the “Amended Credit Agreement”);

WHEREAS, the Borrower and the Lenders desire to amend the Existing Credit Agreement as set forth herein; and

WHEREAS, each Loan Party expects to realize direct and indirect benefits as a result of this Agreement becoming effective.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Existing Credit Agreement as amended hereby.

SECTION 2. AMENDMENTS. Subject to the satisfaction of the conditions set forth in Section 4 hereof, effective as of the Amendment Effective Date,

2.1 The Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Annex A hereto.

2.2 The Schedules of the Existing Credit Agreement are hereby deleted and replaced in their entirety with the Schedules attached hereto as Annex B.

SECTION 3. DIRECTION. Each Lender party hereto hereby directs and instructs the Administrative Agent to execute this Agreement.

SECTION 4. EFFECTIVENESS. This Agreement shall be effective as of the first date set forth above (the “Amendment Effective Date”) subject only to (A) the Administrative Agent (or its counsel) having received counterparts of this Agreement that, when taken together, bear the signatures of (i) the Borrower, (ii) Holdings, (iii) the Guarantors, (iv) the Administrative Agent, and (iv) each Lender, (B) the payment of all fees and expenses invoiced to the Borrower in connection with this Amendment (provided that such invoices are delivered at least one (1) day before the Amendment Effective Date), (C) each Lender party to this Agreement shall have received, for its own account, a consent fee in the amount of $650,000 which is equal to 1% of the aggregate amount of the Revolving Commitments held by such Lender and (B) the stock repurchase pursuant to that certain Stock Repurchase Agreement has been consummated prior to or on the Amendment Effective Date.

SECTION 5. REPRESENTATIONS AND WARRANTIES. Each Loan Party hereby represents and warrants, on and as of the Amendment Effective Date, that:

(a) The unpaid Obligations in respect of the Existing Credit Agreement as of the date hereof include (i) $38,475,000.00 in principal amount of Loans and (ii) (x) $124,856.53 in accrued interest and (y) $13,485.06 in accrued Unused Commitment Fees, in each case up to but not including the date hereof.

(b) The representations and warranties contained in the Credit Documents shall be true and correct in all material respects (except for those representations or warranties that are conditioned by materiality, which shall be true and correct in all respects) on and as of the Amendment Effective Date to the same extent as though made on and as of such date, except to the extent the such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations or warranties that are conditioned by materiality, which shall have been true and correct in all respects) on and as of such earlier date.

(c) Each Loan Party has all requisite corporate (or equivalent) power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of each Loan Party that is a party hereto. This Agreement has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as may be limited by Debtor Relief Laws, by the principle of good faith and fair dealing, or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(d) The execution, delivery and performance by Loan Parties of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (a) violate any of the Organizational Documents of Holdings, the Borrower or any of its Subsidiaries or otherwise require any approval of any stockholder, member or partner of Holdings, the Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Amendment Effective Date; (b) violate any provision of any Law applicable to or otherwise binding on Holdings, the Borrower or any of its Subsidiaries, except to the extent such violation could not be reasonably expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings, the Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent, on behalf of the Secured Parties, or

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otherwise permitted under the Amended Credit Agreement); or (d) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, or otherwise require any approval or consent of any Person under, any Contractual Obligation of Holdings, the Borrower or any of its Subsidiaries, except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, and except for such approvals or consents (i) which will be obtained on or before the Amendment Effective Date and have been disclosed in writing to the Lenders or (ii) the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

(e) The execution, delivery and performance by Loan Parties of this Agreement and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except (a) such as have been obtained and are in full force and effect and (b) for filings and recordings with respect to the Collateral to be made or otherwise have been delivered to the Collateral Agent for filing and/or recordation.

SECTION 6. EFFECTS ON CREDIT DOCUMENTS.

(a) [Reserved].

(b) Except as specifically amended herein, all Credit Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Credit Documents, nor constitute a waiver of any provision of the Credit Documents or in any way limit, impair or otherwise affect the rights and remedies of the Administrative Agent or the Lenders under the Credit Documents.

(d) Each party hereto acknowledges and agrees that, on and after the Amendment Effective Date, this Agreement shall constitute a Credit Document for all purposes of the Amended Credit Agreement.

SECTION 7. NON-RELIANCE ON ADMINISTRATIVE AGENT. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit decisions in taking or not taking action under or based upon this Agreement, the Amended Credit Agreement, any other Credit Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 8. REAFFIRMATION; OTHER AGREEMENTS. Subject to any limitations on its obligations expressly stated in the Credit Documents to which it is a party, each Loan Party (i) agrees that all of its obligations under the Guarantees set out in the Existing Credit Agreement and any other guarantees in the Credit Documents to which it is a party are reaffirmed remain in

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full force and effect on a continuous basis, (ii) reaffirms each Lien granted by each Loan Party to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents and reaffirms the Guarantees made pursuant to the Existing Credit Agreement; provided that, for the avoidance of doubt, to the extent any Liens were granted on the Capital Stock of each of the Parent or Holdings, such Liens shall be automatically terminated and of no further force or effect, (iii) acknowledges and agrees that the grants of security interests by and the Guarantees of the Loan Parties contained in the Existing Credit Agreement and the Collateral Documents are, and shall remain, in full force and effect after giving effect to this Agreement, provided that, for the avoidance of doubt, neither the Capital Stock of the Parent nor Holdings shall be a Pledged Security under the Guarantee and Security Agreement, and (iv) agrees that the Obligations include, among other things and without limitation, the prompt and complete payment and performance by the Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of principal and interest on, and premium (if any) on, the Revolving Loans under the Amended Credit Agreement. Nothing contained in this Agreement shall be construed as substitution or novation of the obligations outstanding under the Existing Credit Agreement or the other Credit Documents, which shall remain in full force and effect, except to any extent modified hereby. Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Agreement, such Guarantor is not required by the terms of the Existing Credit Agreement, the Amended Credit Agreement or any other Credit Document to consent to the amendment to the Existing Credit Agreement and the other Credit Documents effected pursuant to this Agreement and (ii) nothing in the Existing Credit Agreement, the Amended Credit Agreement, this Agreement or any other Credit Document shall be deemed to require the consent of such Guarantor to any future amendments to the Amended Credit Agreement or the other Credit Documents.

SECTION 9. [RESERVED].

SECTION 10. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 11. MISCELLANEOUS.

(a) Except as expressly amended hereby, the provisions of the Credit Documents are and shall remain in full force and effect.

(b) This Agreement is binding and enforceable as of the date hereof against each party hereto and its successors and permitted assigns.

(c) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

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(d) If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(e) Each of the parties hereto hereby agrees that Sections 10.15 and 10.16 of the Existing Credit Agreement are incorporated by reference herein, mutatis mutandis, and shall have the same force and effect with respect to this Agreement as if originally set forth herein.

[signature pages follow]

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IN WITNESS WHEREOF. the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

U.S. WELL SERVICES, LLC, as Borrower

By:	/s/ Kyle O’Neill
Name:	Kyle O’Neill
Title:	Chief Financial Officer

USWS HOLDINGS LLC, as Holdings

By:	/s/ Kyle O’Neill
Name:	Kyle O’Neill
Title:	Chief Financial Officer

U.S. WELL SERVICES, INC., as a Guarantor

By:	/s/ Kyle O’Neill
Name:	Kyle O’Neill
Title:	Chief Financial Officer

USWS FLEET 10, LLC, as a Guarantor, By U.S. Well Services, Inc., its sole manager

By:	/s/ Kyle O’Neill
Name:	Kyle O’Neill
Title:	Chief Financial Officer

USWS FLEET 11, LLC, as a Guarantor, By U.S. Well Services, Inc., its sole manager

By:	/s/ Kyle O’Neill
Name:	Kyle O’Neill
Title:	Chief Financial Officer

[Signature page to Third Amendment]

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Alexandra Robb
Name:	Alexandra Robb
Title:	Assistant Vice President

[Signature page to Third Amendment]

SOUTHPAW CREDIT OPPORTUNITY MASTER FUND LP, as Lender

By: Southpaw Asset Management LP, its investment adviser

By:	/s/ Howard Golden
Name:	Howard Golden
Title:	Managing Member of General Partner – Southpaw Holdings LLC

[Signature page to Third Amendment]

Exhibit A

Credit Agreement

As Amended Through ~~2nd~~3rd Amendment

U.S. WELL SERVICES, LLC

AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT

DATED AS OF February 2, 2017

TABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS AND INTERPRETATION		1

1.1	Terms Defined Above	1
1.2	Definitions	1
1.3	Accounting Terms	~~34~~34
1.4	Interpretation, etc.	~~35~~34

SECTION 2. THE CREDITS		~~35~~35

2.1	Loans and Borrowings	~~35~~35
2.2	Requests for Loans	~~36~~35
2.3	Use of Proceeds	~~37~~36
2.4	Evidence of Debt; Register; Lenders’ Books and Records; Loans	~~37~~36
2.5	Interest; Administrative Agent Fee	~~37~~36
2.6	Repayment of Loans	~~39~~38
2.7	Optional Prepayments	~~39~~38
2.9	Mandatory Prepayments	~~41~~38
2.10	Application of Payments	~~42~~39
2.11	General Provisions Regarding Payments	~~43~~39
2.12	Ratable Sharing	~~44~~40
2.13	Increased Costs	~~45~~41
2.14	Taxes; Withholding, etc.	~~45~~41
2.15	Replacement of Lenders	~~49~~47
2.16	Defaulting Lenders	~~49~~47

SECTION 3. CONDITIONS PRECEDENT		~~59~~48

3.1	Restatement Date	~~59~~48
3.2	Conditions to Revolving Loans	~~62~~51

SECTION 4. REPRESENTATIONS AND WARRANTIES		~~62~~52

4.1	Organization; Requisite Power and Authority; Qualification	~~62~~52
4.2	Capital Stock and Ownership	~~63~~52
4.3	Due Authorization	~~63~~53
4.4	No Conflict	~~63~~53
4.5	Governmental Consents and Permits	~~63~~53

- i -

4.6	Binding Obligation	~~64~~54
4.7	Financial Information	~~64~~54
4.8	Projections	~~65~~54
4.9	Reserved	~~65~~54
4.10	Reserved	~~65~~54
4.11	Adverse Proceedings, etc.	~~65~~54
4.12	Payment of Taxes	~~65~~55
4.13	Properties	~~65~~55
4.14	Environmental Matters	~~66~~56
4.15	No Defaults	~~67~~57
4.16	Reserved	~~67~~57
4.17	Governmental Regulation	~~68~~57
4.18	Margin Stock	~~68~~57
4.19	Employee Matters	~~68~~58
4.20	Employee Benefit Plans	~~68~~58
4.21	Solvency	~~69~~59
4.22	~~Reserved 69~~Foreign Assets Control Regulations; Anti-Money Laundering; Anti-Corruption Practices	59
4.23	Disclosure	~~69~~60
4.24	Insurance	~~70~~60
4.25	Separate Entity	~~70~~60
4.26	Security Interest in Collateral	~~70~~61
~~4.27~~	~~Reserved.~~	61
4.28	Swap Agreements	~~70~~61
4.29	Customers and Suppliers	~~71~~61
4.30	Names and Places of Business	~~71~~61
4.31	Existing Accounts Payable	~~71~~62

SECTION 5. RESERVED		~~71~~62

SECTION 6. AFFIRMATIVE COVENANTS		~~71~~62

6.1	Financial Statements and Other Reports	~~71~~62
6.2	Notice of Material Events	~~74~~65
6.3	~~Separate~~Corporate Existence, Etc.	~~75~~67
6.4	Payment of Taxes and Claims	~~76~~67
6.5	Operation and Maintenance of Properties	~~76~~68

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6.6	Insurance	~~76~~68
6.7	Books and Records; Inspections	~~77~~69
6.8	Annual Field Survey and Appraisal	~~77~~69
6.9	Compliance with Laws	~~77~~69
6.10	Environmental	~~77~~69
6.11	Subsidiaries	~~80~~72
6.12	Further Assurances	~~80~~72
6.13	Use of Proceeds	~~81~~72
6.14	Additional Properties; Other Collateral	~~81~~73

SECTION 7. NEGATIVE COVENANTS		~~82~~74

7.1	Indebtedness	~~82~~74
7.2	Liens	~~85~~77
7.3	No Further Negative Pledges	~~86~~78
7.4	Restricted Junior Payments	~~86~~79
7.5	Restrictive Agreements	~~87~~80
7.6	Investments	~~87~~80
7.7	Financial and Performance Covenants	~~88~~81
7.8	Fundamental Changes; Disposition of Assets~~; Acquisitions~~ 	~~88~~81
7.9	Limitation on Leases	~~89~~82
7.10	Sales and Lease Backs	~~89~~82
7.11	~~Reserved~~Transactions with Management and Affiliates.	~~89~~82
7.12	Conduct of Business	~~90~~83
7.13	Reserved	~~90~~84
7.14	Fiscal Year	~~90~~84
7.15	Deposit Accounts	~~90~~84
7.16	Amendments to Organizational Agreements	~~90~~84
7.17	Sale or Discount of Receivables	~~90~~84
7.18	~~Reserved90~~OFAC;USA Patriot Act; Anti-Corruption Laws.	84
7.19	Swap Agreements	~~90~~84
7.20	Intercompany Transfers	85

SECTION 8. EVENTS OF DEFAULT		~~91~~85

8.1	Events of Default	~~91~~85
8.2	Remedies	~~93~~87

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SECTION 9. ADMINISTRATIVE AGENT		~~94~~87

9.1	Appointment of Administrative Agent	~~94~~87
9.2	Powers and Limited Duties	~~95~~88
9.3	General Immunity	~~96~~90
9.4	Administrative Agent Entitled to Act as Lender	~~101~~95
9.5	Lenders’ Representations, Warranties and Acknowledgment	~~102~~95
9.6	Right to Indemnity	~~102~~96
9.7	Success or Administrative Agent	~~103~~96
9.8	Collateral Documents	~~105~~98
9.9	Posting of Approved Electronic Communications	~~106~~99
9.10	Proofs of Claim	~~107~~100

SECTION 10. MISCELLANEOUS		~~108~~101

10.1	Notices	~~108~~101
10.2	Expenses	~~108~~101
10.3	Indemnity	~~109~~102
10.4	Set Off	~~110~~103
10.5	Sharing of Payments by Lenders	~~110~~103
10.6	Amendments and Waivers	~~111~~104
10.7	Successors and Assigns; Assignments	~~113~~106
10.8	Survival of Representations, Warranties and Agreements	~~115~~108
10.9	No Waiver; Remedies Cumulative	~~116~~108
10.10	Marshalling; Payments Set Aside	~~116~~109
10.11	Severability	~~116~~109
10.12	Obligations Several; Independent Nature of Lenders’ Rights	~~116~~109
10.13	Headings	~~116~~109
10.14	APPLICABLE LAW	~~116~~109
10.15	CONSENT TO JURISDICTION	~~117~~109
10.16	WAIVER OF JURY TRIAL	~~117~~110
10.17	Confidentiality	~~118~~110
10.18	Usury Savings Clause	~~118~~111
10.19	Counterparts	~~119~~112
10.20	Patriot Act	~~119~~112
10.21	Disclosure	~~119~~112
10.22	Appointment for Perfection	~~119~~112

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10.23	Advertising and Publicity	~~120~~112
10.24	Acknowledgments and Admissions	~~120~~113
10.25	Third Party Beneficiaries	~~121~~114
10.26	Entire Agreement	~~121~~114
10.27	Replacement of Notes	~~121~~114
10.28	Intercreditor Agreements	~~121~~114

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APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	1	Existing Letters of Credit
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.5	Governmental Consents
	4.11	Adverse Proceedings
	4.12	Payment of Taxes
	4.13	Intellectual Property; Real Property
	4.14	Environmental Matters
	4.24	Insurance
	4.27	Transactions with Management and Affiliates
	4.28	Swap Agreements
	4.30	Names and Places of Business
	4.31	Existing Accounts Payable
	7.1	Indebtedness
	7.15	Deposit Accounts

EXHIBITS:	A	Form of Borrowing Request
	B	Form of Approval Letter
	C	Form of Note
	D	Form of Compliance Certificate
	E	Form of Closing Date Certificate
	F	Form of Solvency Certificate
	G	Form of Guarantee and Collateral Agreement
	H	~~Form of Management Report~~Reserved
	J1-J4	Forms of U.S. Tax Compliance Certificate
	K	Form of Assignment Agreement
	L	Reserved
	M	Reserved
	N	Form of Landlord Estoppel, Consent and Access Agreement
	~~O~~	~~Form of Permitted Acquisition Certificate~~

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U.S. WELL SERVICES, LLC

770 South Post Oak Lane, Suite 405

Houston, Texas 77056

This AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT, dated as of February 2, 2017 (together with any amendments, restatements, supplements or other modifications, the “Agreement”), is entered into by and among U.S. WELL SERVICES, LLC, a Delaware limited liability company (the “Borrower”); USWS Holdings LLC, a Delaware limited liability company (“Holdings”), as guarantor; U.S. WELL SERVICES, INC., a Delaware corporation (“Parent”), as guarantor; the Revolving Lenders (as defined below) from time to time party hereto; and U.S. BANK NATIONAL ASSOCIATION, as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein and the Loans to be made by the Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS AND INTERPRETATION

1.1 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

1.2 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acceptable Lien” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien and other Permitted Encumbrances or Liens permitted pursuant to Section 7.2(c), Section 7.2(d), Section 7.2(i), or Section 7.2(k) are the only Liens to which such Collateral is subject.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Agent’s Account” means an account at U.S. Bank National Association or such other bank in New York designated by the Requisite Lenders from time to time as the account into which Loan Parties shall make all payments to Administrative Agent for the benefit of Administrative Agent and the Lenders under this Agreement and the other Loan Documents.

“Administrative Agent’s Office” means, the “Administrative Agent’s Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Borrower and each Lender.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any arbitrator whether pending or threatened in writing against or affecting any of the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote ten percent (10%) or more of the Capital Stock (on a fully diluted basis), or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Each officer or director (or Person holding an equivalent position) of a Loan Party shall be considered an Affiliate of such Loan Party and of each other Loan Party. For the avoidance of doubt, under no circumstances shall any Lender or Affiliate thereof be deemed an “Affiliate” of any Loan Party due to such Lender’s or Affiliate’s role as Lender or its ownership of the Capital Stock of the Parent.

“Agent’s Closing Fee” has the meaning given to it in Section 2.5(d).

“Aggregate Amounts Due” as defined in Section 2.12.

“Agreement” as defined in the preamble hereto.

“Annualized” means, for any period as set forth in the table below, the Consolidated Adjusted EBITDA, Consolidated Maintenance Capital Expenditures, or Fixed Charges, as applicable, for such period is multiplied by the factor for such period as set forth in the table below.

Period	Factor
One Fiscal Quarter period ending March 31, 2019	4
Two Fiscal Quarter period ending June 30, 2019	2
Third Fiscal Quarter period ending September 30, 2019	4/3

“Anti-Corruption Laws” has the meaning given to it in Section 4.22(c).

“Applicable Office” means the office through which a Lender’s investment in any Loan is made.

“Approval Letter” means a letter addressed to the Borrower with a copy to the Administrative Agent on behalf of the Requisite Lenders in the form of Exhibit B.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, license, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Person’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock owned by such Person, but excluding any Permitted Disposition.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in form of Exhibit K or such other form reasonably acceptable to the Administrative Agent.

“Attributable Debt” means as of the date of determination thereof, without duplication, (a) in connection with a sale and leaseback transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then-remaining term of any applicable lease, and (b) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet notes or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief operating officer, president, chief financial officer, executive vice president or treasurer, in each case, whose signatures and incumbency have been certified in a certificate delivered to Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Borrower” as defined in the preamble hereto.

“Borrowing Request” means a written notice by the Borrower that it wishes to borrow Revolving Loans, which Borrowing Request (a) sets forth the principal amount of Revolving Loans to be made, contains other documentation reasonably required by the Requisite Lenders, contains the information required by Section 2.2 and (b) is substantially in the form of Exhibit A.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Texas or is a day on which banking institutions located in either of such states are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee (or the equivalent) that, in conformity with GAAP as in existence on the Third Amendment Effective Date, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, or in general any instruments commonly known as “equity securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has at least ninety-five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“CERCLA” as defined in the definition of “Environmental Laws.”

“Change of Control” means, at any time, (a) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, at any time of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Capital Stock representing more than ~~the greater of~~fifty percent (~~x)~~ 50%) of the outstanding Voting Capital Stock of Parent on a fully diluted basis ~~and (y) the percentage of the outstanding Voting Capital Stock of Parent on a fully-diluted basis, owned, directly or indirectly, beneficially by the Permitted Holders~~, (b) Parent shall fail to own ~~100~~, directly or indirectly, seventy five percent (75%) of the issued and outstanding Capital Stock of Holdings or (c) Holdings shall fail to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Capital Stock of Borrower.

“Closing Date” means May 2, 2014.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Documents” means each Control Agreement, the Guarantee and Collateral Agreement, any Landlord Estoppel, Consent and Access Agreement, any Mortgage, bailee’s letters, if any, each Intercreditor Agreement, any other intercreditor agreement and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to (a) grant to Administrative Agent, for the benefit of the Secured Parties, a Lien on any Collateral or (b) set forth the relative priorities of any Lien on any Collateral.

“Communications” as defined in Section 9.9(a).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

“Confidential Information” as defined in Section 10.17.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Loan Parties on a consolidated basis equal to:

(a) the sum, without duplication, to the extent deducted in the calculation of Consolidated Net Income, of the amounts for such period of:

(i)	Consolidated Net Income, plus

(ii)	Consolidated Interest Expense, plus

(iii)	provisions for taxes based on income of the Loan Parties, plus

(iv)	total depreciation expense, plus

(v)	total amortization expense, plus

(vi)	debt issuance costs and commissions, discounts, and other fees associated with Indebtedness permitted under this Agreement; plus

(vii)	unrealized, non-Cash mark-to-market hedging losses resulting from the requirements of ASC 815, plus

(viii)

non-cash charges related to compensation expense recognized under stock option plans or otherwise accrued or realized from any deferred equity compensation plan or grants of equity appreciation or similar rights, equity options, restricted equity or other similar rights to officers, directors and employees and the recognition of one-time expenses related to purchase accounting adjustments relating thereto, plus

(ix)

other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), plus

(x)	extraordinary or non-recurring losses not to exceed (ix) $2,500,000 in any consecutive four Fiscal Quarter period or (~~ii~~y) $7,500,000 in the aggregate, plus

(xi)	costs, expenses and losses related to dispositions of Property permitted under this Agreement (as evidenced by documentation reasonably acceptable to the Requisite Lenders), plus

(xii)	costs, fees, and expenses incurred in connection with any amendment or supplement to, or modification of, this Agreement or any other Loan Document, plus

(xiii)	reserved, plus

(xiv)

travel and expense reimbursements of board members and cash fees paid to independent members of the Loan Parties’ boards of directors, in all cases in an aggregate amount not to exceed $500,000 per annum, plus

(xv)

investment banker fees (x) in the case of transactions which are not consummated, not to exceed $1,000,000 per annum and $2,500,000 during the terms of this agreement and (y) in the case of transactions which are consummated, without limit, plus

(xvi)

with respect to any Investment or capital expenditure permitted hereunder in ~~Frack Fleets, (i) verifiable cost addbacks, (ii) pro forma adjustments in accordance with Reg S-X and (iii) other pro forma synergies, operating expense reductions, cost savings and improvements and adjustments reasonably estimated by Borrower in good faith to be realized within 12 months after the consummation of such Investment~~Frac Fleets made after the Closing Date, the actual non-capitalized cash costs associated with deploying such Frac Fleets for utilization in respect of a customer contract; provided that the aggregate amount of addbacks pursuant to this clause (xvi) shall not to exceed $1,000,000 for each Frac Fleet during the term of this Agreement; plus

(xvii)	fees and expenses incurred in connection with any workout or restructuring (including, but not limited to, the Restructuring), plus

(xviii)	any amounts paid by any of the Loan Parties pursuant to Section 2.14, plus

(xix)	Investments, costs and expenses related to launching Fleet 10 and Fleet 11, plus

(xx)	fees and expenses incurred in connection with the closing of the First Amendment, plus

(xxi)	fees and expenses incurred in connection with the MPAC Transaction, plus

(xxii)	fees and expenses incurred in connection with any Capital Lease ~~described in~~financing permitted under Section ~~7.4~~7.1(g), plus

(xxiii)	fees and expenses incurred in connection with the closing of the Second Amendment~~.~~, plus

(xxiv)

costs, fees and expenses incurred in connection with (i) the closing of the Third Amendment, (ii) the closing of a second lien credit facility permitted under Section 7.1(r) and any amendment, restatement or supplement to, or modification of the loan documents in respect of such second lien credit facility and (iii) the consummation of an equity purchase on the Third Amendment Effective Date.

minus, to the extent added in the calculation of Consolidated Net Income,

(b) the sum, without duplication of the amounts for such period of:

(i)	unrealized, non-Cash mark-to-market hedging gains resulting from the requirements of ASC 815, plus

(ii)

other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus

(iii)	interest income, plus

(iv)	gains related to dispositions of Property; plus

(v)	extraordinary or non-recurring gains and other extraordinary or non-recurring income (as determined in accordance with GAAP).

For purposes of calculating the Total Leverage Ratio and the Fixed Charge Coverage Ratio, Consolidated Adjusted EBITDA shall be Annualized for the first three full Fiscal Quarters following the Closing Date.

“Consolidated Interest Expense” means, for any period, total Cash interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt.

“Consolidated Maintenance Capital Expenditures” means expenditures for the required maintenance of property, plant and equipment of the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Net Income” means, for any period:

(a) the net income (or loss) of the Loan Parties on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP,

minus

(b) the sum of:

(i)

the income (or plus the loss) of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, plus

(ii)

~~the income (or plus the loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, plus~~reserved,

(iii)

the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus

(iv)	any after tax gains, or plus any after tax losses, attributable to Asset Sales or returned surplus assets of any Pension Plan.

“Consolidated Total Debt” means, as at any date of determination, for the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP: (a) the aggregate amount of all Indebtedness, plus (b) the aggregate outstanding amount, without duplication, of Attributable Debt.

“Contractual Obligation” means, as applied to any Person, any provision of any Capital Stock issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its Properties is subject.

“Control Agreement” means a control agreement, in form and substance satisfactory to the Requisite Lenders, entered into with the bank or securities intermediary at which any Deposit Account or Securities Account is maintained by any Loan Party in accordance with Section 7.15.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” as defined in Section 2.5(c).

“Defaulting Lender” means any Lender that

(a) ~~(c)~~ has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded under this Agreement, unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more of the conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement within two (2) Business Days of the date when due,

(b) ~~(d)~~ has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan under this Agreement and states that such position is based on such Lender’s determination that one or more of the conditions precedent to funding (which conditions precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), or

(c) ~~(e)~~ has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets;

provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such Governmental Authority’s ownership of such equity interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent or Borrower that a Lender is a Defaulting Lender under any one or more of clauses (a) through (~~d~~c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower, or Administrative Agent, as applicable, and each Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Division/Series Transaction” shall mean, with respect to the Loan Parties and their Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligible Assignee” means (a) any Lender, (b) any Subsidiary, Affiliate, or Related Fund of a Lender, and (c) any commercial bank, investment fund, sovereign wealth fund or other financial institution and, for the avoidance of doubt, in no event shall an Eligible Assignee be a natural Person. For the avoidance of doubt, no Loan Party is an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive, by any Governmental Authority or any other Person, asserting liability, losses, damages, penalties, claims pursuant to or in connection with: (a) any actual or alleged violation of any Environmental Law; (b) any actual or alleged Hazardous Material Activity; or (c) any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment, including natural resource damages.

“Environmental Laws” means any and all applicable Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which a Loan Party is conducting or at any time has conducted any activity, operation, practice or business, or where any Property of a Loan Party is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the term “hazardous substance” shall have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state of any other applicable jurisdiction establish a meaning for “oil,” “hazardous substance,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, waiver, plan, directive, franchise, certificate, credit or other authorization required under or issued pursuant to any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person each trade or business (whether or not incorporated) that together with such Person would be treated as a single employer under Section 4001(b)(1) of ERISA or Section 414 of the Internal Revenue Code. Any former ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in a material liability to the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates: (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (determined without regard to any waiver of the funding provisions therein or in Section 303 of ERISA or Section 430 of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430 of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing of a notice of intent to terminate a Pension Plan, the treatment of an amendment to a Pension Plan as a termination under Section 4041 of ERISA, or the incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (d) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more non-related contributing sponsors or the termination of any such Pension Plan resulting in liability of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability or potential liability therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 502(c), (l) or (m), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a Lien pursuant to Section 430(k) or 436(f) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Accounts” means (i) tax withholding accounts funded in the ordinary course of business or required by applicable law, (ii) deposit accounts used only for payroll obligations in the ordinary course of business, (iii) deposit accounts used only to hold pledges or deposits made to secure payment of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs, (iv) deposit accounts in which cash collateral in respect of the Existing Letters of Credit is deposited, (v) deposit accounts maintained by Fleet 10 and Fleet 11 until the Fleet 10 and 11 Indebtedness has been satisfied in full; and (vi) other deposit accounts, so long as at any one time the aggregate balance in all such accounts referred to in this clause (vi) does not exceed $250,000.

“Excluded Assets” means any of the following Property or assets of any Loan Party:

(a) ~~(f)~~ any Property, assets, or rights to the extent that the Loan Parties are prohibited from granting a security interest in, pledge of, or charge, mortgage or Lien upon any such Property or assets by reason of any applicable laws to which such Loan Parties are subject, except to the extent such prohibition is ineffective under the UCC or other applicable laws; provided that, notwithstanding the foregoing, the term “Collateral” shall include any and all accounts and proceeds arising from such excluded Property to the extent that the assignment or encumbering of such accounts and proceeds is not subject to the same or similar prohibitions or restrictions;

(b) ~~(g)~~ any Property that is subject to a Lien permitted under Sections 7.2(d) or (e), if and for so long as the grant of a security interest in or Lien on any such lease, license, contract, agreement or Property shall (~~A~~i) constitute or result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, Property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable laws or principles of equity) or (~~B~~ii) require the consent of any Person other than a Loan Party or any of their respective Affiliates which has not been obtained as a condition to the grant by any Loan Party of a security interest in or Lien on such lease, license, contract, agreement or Property, provided that, (~~1~~A) if requested by the Requisite Lenders, such Loan Party will use commercially reasonable efforts to promptly obtain consent to the collateral assignment thereof and the granting of a security interest therein to Administrative Agent and, at such time such consent is obtained, such lease, license, contract, Property rights or agreement shall constitute “Collateral” hereunder, (~~2~~B) notwithstanding the foregoing, the term “Collateral” shall include any and all accounts and proceeds arising from such excluded Property to the extent that the assignment or encumbering of such accounts and proceeds is not subject to the same or similar prohibitions or restrictions, and (~~3~~C) such security interest or Lien shall attach immediately at such time as the condition causing such breach or termination shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, Property rights or agreement that does not result in any of the consequences specified above;

(c) ~~(h)~~ any interest in real Property that does not constitute a Material Real Estate Asset;

(d) ~~(i)~~ Excluded Accounts;

(e) ~~(j)~~ any trademark application that would be invalidated, canceled, voided or abandoned due to the grant and/or enforcement of a security interest therein (including intent-to-use trademark applications filed with the United States Patent and Trademark Office prior to the acceptance of a statement of use or amendment to allege use) to the extent and for so long as the grant and/or enforcement of a security interest therein would cause such application to be invalidated, canceled, voided or abandoned; and

(f) ~~(k)~~ any assets as to which the Borrower and the Requisite Lenders mutually and reasonably agree that the cost of obtaining a security interest in or Lien on such asset, or perfection of such security interest or Lien, is excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent or a Lender or required to be withheld and deducted from a payment to the Administrative Agent or a Lender: (a) ~~any~~ Taxes ~~on the Overall Net Income~~ imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Administrative Agent or such Lender~~, (b~~ being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.14(~~e~~f), and (c) any U.S. federal withholding Taxes imposed under FATCA.

“Exit Fee” as defined in Section 2.5(f).

“Existing Credit Agreement” means that certain Senior Secured Credit Agreement dated as of May 2, 2014 among the Administrative Agent, the Borrower and the lenders from time to time party thereto, as such agreement ~~was~~is amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Existing Letters of Credit” means those certain letters of credit (and any replacement letters of credit) for the account of Borrower and described in Schedule 1 attached hereto.

“Exposure” means, with respect to any Lender, as of any date of determination, the sum of (~~i~~a) the outstanding principal amount of the Loans and (~~ii~~b) undrawn Revolving Commitments held by such Lender.

“Facility” means any real Property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) ~~and~~, any current or future regulations or official interpretations thereof~~.~~, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning given to it in Section 4.22(c).

“FDIC” means the Federal Deposit Insurance Corporation.

“Field Survey and Appraisal” means a field survey and appraisal of Borrower’s equipment performed by auditors, examiners and/or appraisers selected by the Requisite Lenders pursuant to Section 6.8.

“Financial Plan” as defined in Section 6.1(f).

“Financial Officer” means, for any Person, the President or Chief Financial Officer. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

~~“Financial Plan” as defined in Section 6.1(f).~~

“Financial Officer Certification” means (a) with respect to financial statements for which such certification is required, the certification of a Financial Officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Loan Parties as of the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case in conformity with GAAP applied on a consistent basis, subject, in the case of interim financial statements, to changes resulting from normal audit and year-end adjustments, and (b) with respect to any Projections, Financial Plan, or other estimates, that such Projections, Financial Plan, or estimates were based on good faith estimates and assumptions believed to be reasonable when made in light of circumstances then existing.

“First Amendment” means that certain First Amendment to Amended and Restated Senior Secured Credit Agreement dated as of the First Amendment Effective Date.

“First Amendment Effective Date” means June 13, 2017.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charges” means, with respect to any fiscal period and with respect to the Borrower determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Consolidated Interest Expense paid or payable in cash during such period and (b) scheduled principal payments in respect of Indebtedness (including the principal portion of Capital Leases) that are required to be paid during such period. For purposes of calculating the Fixed Charge Coverage Ratio, Fixed Charges shall be Annualized for the first three full Fiscal Quarters following the Closing Date.

“Fixed Charge Coverage Ratio” means, when determined for any period, for the Loan Parties on a consolidated basis, the ratio of (a) Consolidated Adjusted EBITDA minus Consolidated Maintenance Capital Expenditures made or incurred, in each case during the period of twelve consecutive months then ending (unless Annualized in accordance with the definition thereof), to (b) Fixed Charges for the period of twelve consecutive months then ending.

“Fleet 10” means USWS Fleet 10, LLC, a Delaware limited liability company.

“Fleet 11” means USWS Fleet 11, LLC, a Delaware limited liability company.

“Fleet 10 and 11 Indebtedness” means Capital Leases and Indebtedness incurred solely by Fleet 10 and/or Fleet 11 which is not recourse to the Borrower or Holdings.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Administrative Agent, for the benefit of the Lenders, and located in an area designated by the Federal Emergency Management Agency as having special flood hazards.

“Flood Insurance Regulations” means (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

~~“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Administrative Agent, for the benefit of the Lenders, and located in an area designated by the Federal Emergency Management Agency as having special flood hazards.~~

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States, any State thereof, or the District of Columbia.

“~~Frack~~Frac Fleet” means all equipment, vehicles, labor and materials used to perform hydraulic fracturing services as part of the exploration and production of oil, natural gas and related products.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.3, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States of America, any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative powers or functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, registration, license, approval, authorization, plan, directive, franchise, certificate, waiver, variance, consent order or consent decree of or from any Governmental Authority.

“Governmental Requirement” means, at any time, any applicable law, treaty, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, approval, waiver, variance, common law or other applicable directive whether now or hereafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

~~“Gross Availability” means at any time the Revolving Commitment minus the Revolving Outstandings.~~

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the Lenders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above.

“Guarantee and Collateral Agreement” means the Amended and Restated Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor on the Restatement Date, substantially in the form of Exhibit G.

“Guarantor” means each Subsidiary of the Borrower and any other Person that is required to guarantee the Obligations pursuant to Sections 6.11, 6.12 or 6.14.

“Guaranty” means the guaranty of each Guarantor set forth in the Guarantee and Collateral Agreement.

“Hazardous Material” means any substance regulated by or as to which liability may arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, effluent, emission, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; (c) explosives, radioactive materials, polychlorinated biphenyls, radon, asbestos containing materials, mold, silica or other silicate and (d) any material which is or has been handled, stored, treated, remediated, transported, arranged for disposal, disposed of or removed from any property (including any Properties) pursuant to any Environmental Law or Environmental Permit.

“Hazardous Material Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Indebtedness,” as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business consistent with past practice that are not overdue by more than one hundred twenty (120) days) which purchase price is (i) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person; (f) all Indebtedness (as defined in other clauses of this definition) secured by any Lien on any property or asset owned or held by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts, provided that, Indebtedness shall not include such Person’s obligations with respect to any letter of credit (including, but not limited to, the Existing Letters of Credit) to the extent that such obligations are cash collateralized; (h) any earn-out obligations or purchase price adjustments under purchase agreements to the extent that such items would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP; (i) all Guarantees by such Person of Indebtedness (as otherwise defined herein) of any other Person; (j) all obligations of such Person in respect of Swap Agreements, whether entered into for hedging or speculative purposes; (k) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (l) all Attributable Debt of such Person, and (m) Indebtedness of any partnership or Joint Venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person. The amount of Indebtedness under any Swap Agreements outstanding at any time, if any, shall be the Net Mark- to-Market Exposure of such Person under such Swap Agreements at such time.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action to remove, remediate, clean up or abate Hazardous Materials), ~~Taxes,~~ expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether based on any federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) the execution, delivery, performance, administration or enforcement of the Loan Documents or any actual or prospective action, claim, suit, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto); or (b) any Environmental Claim or Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, business or practice of the Borrower or any of its Subsidiaries or Affiliates and any of their respective Properties.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Indemnitee Agent Party” as defined in Section 9.6.

“Indemnitees” as defined in Section 2.4(b).

“Intellectual Property” means all intellectual property rights, both statutory and common, throughout the world, including but not limited to the following: (a) patents, together with any foreign counterpart patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and patent applications, as well as any related continuation, continuation in part, and divisional applications and patents issuing therefrom and any respective foreign counterpart foreign patent applications or foreign patents issuing therefrom; (b) works of authorship and copyrightable works, copyrights and registrations and applications for registrations thereof; (c) any trademark, service mark, trade name, trade dress, brand names, slogans, domain names, registrations and any trademarks or service marks issuing from applications for registrations for the foregoing, and all goodwill associated therewith; (d) all trade secrets, know-how or proprietary property or technology and (e) all other intellectual property rights material to the operation of the Borrower’s or any of its Subsidiaries’ business.

“Intercreditor Agreement” means (a) an intercreditor agreement in form and substance satisfactory to the Requisite Lenders with respect to any applicable Indebtedness permitted under Section 7.1 ~~and~~, (b) the intercreditor agreement, dated as of the Third Amendment Effective Date, among, inter alios, Administrative Agent, as agent under this Agreement, Piper Jaffray Finance, LLC, the other collateral agents from time to time party thereto and acknowledged and agreed to by the Loan Parties, as amended, restated, supplemented or otherwise modified from time to time (b) an intercreditor agreement in form and substance satisfactory to the Required Lenders and the Administrative Agent with respect to any applicable Indebtedness permitted under Section 7.1(v) and (c) any Swap Intercreditor Agreement.

“Interest Payment Date” means the last ~~day~~Business Day of each calendar month.

~~and if such day is not a Business Day, then the next succeeding Business Day after the last day of such calendar month~~.”Interest Period” means (a) initially from the commencement of a Revolving Loan to the next successive Interest Payment Date, and (b) thereafter from Interest Payment Date to the next succeeding Interest Payment Date; provided that (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (ii) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period, (iii) the Borrower may not select any Interest Period for a Revolving Loan which would extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter (except as otherwise provided herein).

“Investment” means (a) any direct or indirect ~~redemption, retirement~~ purchase or other acquisition by any Person of, or of a beneficial interest in, any of the Capital Stock ~~or other Property~~ of any other Person; (b) any direct or indirect loan, advance, acquisition of all or substantially all assets of another Person or a business unit of another Person, capital contribution or other ~~transfer of funds or Property~~investment by any Person to any other Person, ~~including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales or the provisions of services to that other Person in the ordinary course of business;~~ and (c) any direct or indirect Guarantee of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions (whether in Cash or Property) thereto.

“IRS” as defined in Section 2.14(~~e~~f).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Landlord Estoppel, Consent and Access Agreement” means an estoppel, consent and access agreement substantially in the form of Exhibit N, with such changes or modifications as may be approved by the Requisite Lenders.

“Lease” means any lease of real Property to which a Loan Party is a party as lessor or lessee.

“Lenders” means each Person listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto in accordance with the terms hereof pursuant to an Assignment Agreement or a joinder agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“LIBOR” means, at any time, the greater of (a) the rate appearing on the applicable Bloomberg Page ~~3750 of the Dow Jones Market Service~~ (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the first ~~calendar~~ day of such Interest Period of each month, as the rate for dollar deposits with a maturity of one (1) month, and (b) one percent (1.00%) per annum. If such rate ceases to be available and the Administrative Agent and the Requisite Lenders determines in good faith that the rate so published no longer accurately reflects the rate available to the Administrative Agent in the London Interbank Market then the LIBOR Rate for such Interest Period shall be the rate per annum determined by the Administrative Agent in consultation with the Requisite Lenders to be the rate per annum equal to the average offered quotation rate to three (3) major banks in the London interbank market for deposits in Dollars of amounts in same day funds determined as of approximately 11:00 a.m., London England time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Capital Stock, any purchase option, call or similar right of a third party with respect to such Capital Stock.

~~“Liquidity” means, when determined, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all unencumbered (other than Liens in favor the Administrative Agent) Cash and Cash Equivalents plus (b) Gross Availability.~~

“Loans” means, collectively, the Revolving Loans.

“Loan Document” means any of this Agreement, the Notes (if any), the Collateral Documents and ~~the Perfection Certificate.~~any amendments of any of the foregoing and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Loan Party for the benefit of Administrative Agent or any Lender in connection herewith on or after the date hereof.

“Loan Party” means the Borrower and each Guarantor.

“Long-Term Leases” means leases or lease agreements for the payment or rent or hire of Property of any kind whatsoever (real or personal), in each case having a primary term in excess of six (6) months, but excluding any Capital Leases.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (a) the business operations, properties, assets, and condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole; (b) the ability of the Loan Parties and their Subsidiaries taken as a whole to fully and timely perform their Obligations; (c) the legality, validity, binding effect, or enforceability against a Loan Party of a Loan Document; (d) Administrative Agent’s Liens (on behalf of itself and the Secured Parties) on any Collateral or the priority of such Liens; or (e) the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender under any Loan Document.

“Material Leased Location” means any location (including such locations that are leased by any Loan Party pursuant to leases, licenses, or similar agreements for the use and occupancy of real Property and such locations that are the subject of a warehouse or bailee arrangement but excluding such locations owned by a Loan Party) which holds, stores or otherwise maintains Collateral having a fair market value of $500,000 individually for each such location.

“Material Real Estate Asset” means any fee-owned real Property having a fair market value in excess of $2,500,000 as of the date of the acquisition thereof.

“Maturity Date” means the earlier of (a) ~~February 2~~May 31, 2020 and (b) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgaged Properties” means all fee-owned real Property owned or acquired after the date hereof constituting Material Real Estate Assets, in each case as to which the Administrative Agent for the benefit of the Lenders shall be granted an Acceptable Lien pursuant to one or more Mortgages.

“Mortgages” means Mortgages in form and substance reasonably satisfactory to the Requisite Lenders, as they may be amended, supplemented or otherwise modified from time to time.

“MPAC Merger Agreement” means that certain Merger and Contribution Agreement dated as of July 13, 2018 by and among Matlin & Partners Acquisition Corporation, a Delaware corporation, MPAC Merger Sub LLC, a Delaware limited liability company, Holdings, and certain former shareholders of Holdings.

“MPAC Transaction” means the transactions contemplated by the MPAC Merger Agreement.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“National Flood Insurance Program” means the program created by the United States Congress pursuant to the Flood Insurance Regulations, that mandates the purchase of flood insurance to cover real Property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination and with respect to any Swap Agreement, the net amount (after giving effect to any applicable netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“Non-Consenting Lender” means any Lender that does not approve any consent, forbearance, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.6 and (b) has been approved by the Requisite Lenders.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-U.S. Lender” as defined in Section 2.14(~~e~~f).

“Notes” means the Revolving Loan Notes.

“Obligations” means all liabilities and obligations of every nature of each Loan Party and its Subsidiaries from time to time owed to Administrative Agent (including any former Administrative Agent), the Lenders, any Indemnitee or any of them under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), or fees, expenses, penalties, premiums, reimbursements, indemnification or other amounts payable under the Loan Documents, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OPA” as defined in the definition of “Environmental Laws.”

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation, amalgamation, formation or organization, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership or certificate of formation, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Sources” as defined in Section 10.3(c).

“Other Taxes” means any and all present or future stamp, registration, recording, filing, transfer, court or documentary, intangible, excise or property or similar Taxes, fees, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to or in connection with, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“Parent” means U.S. Well Services, Inc., a Delaware corporation.

“Participant” as defined in Section 10.7(g).

“Participant Register” as defined in Section 10.7.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“Payment Date” means (a) each Interest Payment Date and (b) the Maturity Date. “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto. “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA.

~~“Perfection Certificate” means that certain Perfection Certificate, dated as of the date hereof, executed by the Borrower.~~

~~“Permitted Acquisition Certificate” means a certificate in the form of Exhibit O hereto.~~

~~“Permitted Acquisitions” means an acquisition by a Loan Party of or from any Person, whether pursuant to an acquisition of any Capital Stock of such Person, all or substantially all of the assets of such Person, or of a distinct division, line of business, or other business unit of such Person or otherwise (such Person or division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is engaged in a line of business (or that consists of assets used in a line of business which would not violate Section 7.12), in each case so long as:~~

~~(l) no Event of Default shall then exist or would exist immediately after giving effect thereto;~~

(m) the Target is engaged in a business which, if engaged in by the Borrower, ~~would not constitute a breach of Section 7.12~~;

~~(n) reserved;~~

~~(o) Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first-priority perfected security interest in all Collateral acquired with respect to the Target to the extent required under Sections 6.11 and 6.14 of this Agreement (except as otherwise agreed by the Requisite Lenders) and the Target, if a Person, shall have become a Guarantor in accordance with Section 6.11;~~

~~(p) Administrative Agent, on behalf of the Lenders, shall have received (i) a description of the material terms of such acquisition, (ii) financial statements of the Target for its two most recent fiscal years and unaudited financial statements for any fiscal quarters within the applicable fiscal year that have ended at least 45 days prior to the date of such acquisition, (iii) consolidated projected financial statements of the Loan Parties on a consolidated basis (giving pro forma effect to such acquisition) for the fiscal year in which such acquisition occurs and for each of the fiscal years immediately following such fiscal year through the Maturity Date, which shall include statements of income, cash flows, and balance sheets, (iv) not less than ten (10) Business Days (or such shorter period as may be approved in writing by the Requisite Lenders) prior to the consummation of any such acquisition, a Permitted Acquisition Certificate substantially in the form of Exhibit O, executed by an Authorized Officer of the Borrower certifying that such acquisition complies with, and as of the date on which such acquisition is consummated, will comply with, the requirements of this Agreement, (v) copies (or then- current drafts) of the purchase and sale agreement and other material agreements relating to such acquisition, and (vi) such other items relating to such acquisition as the Requisite Lenders may reasonably request;~~

~~(q) immediately after giving effect to such acquisition, Borrower’s Liquidity shall not be less than $5,000,000;~~

~~(r) such acquisition has been (i) approved or recommended by the board of directors (or other applicable governing body) of the Target or (ii) in the event the Target or its parent is the subject of any proceeding pending under the Bankruptcy Code, such acquisition has been approved by the bankruptcy court (or other court of competent jurisdiction) in which such proceeding is pending;~~

~~(s) reserved; and~~

~~(t) promptly, but in no event later than the date which is three (3) days after the closing of any Permitted Acquisition, the Borrower shall deliver to the Administrative Agent true and correct executed copies of the purchase and sale agreement and other material agreements relating to such acquisition.~~

~~provided that, any earnouts or similar deferred or contingent obligations of any Loan Party in respect of purchase price consideration in connection with such acquisition shall be subordinated to the Obligations pursuant to written documentation in form and substance reasonably acceptable to the Requisite Lenders.~~

“Permitted Dispositions” means

(a) ~~(u)~~ dispositions of assets in the ordinary course of business ~~(i)~~ which are obsolete, surplus or worn out~~, (ii) which are no longer used in a Loan Party’s business and which such Loan Party has decided to replace, or (iii) the proceeds of which are used to purchase other assets that are useful in such Loan Party’s business~~;

(b) ~~(v)~~ disposition (including discounts and forgiveness) of delinquent accounts in the ordinary course of business for purposes of collection;

(c) ~~(w)~~ dispositions of inventory in the ordinary course of business;

(d) ~~(x)~~ dispositions of assets by any Loan Party to another Loan Party;

(e) ~~(y)~~ in each case, to the extent constituting a disposition, uses of Cash and Cash Equivalents in transactions not otherwise prohibited under this Agreement;

(f) ~~(z)~~ to the extent constituting dispositions, transactions permitted under Sections 7.2, 7.4 ~~or~~, 7.6 or 7.10; ~~and~~

(g) ~~(aa)~~ licenses and leases of assets in the ordinary course of business, in each case to the extent not otherwise prohibited under this Agreement.; and

~~“Permitted Holders” means Crestview (as defined in the MPAC Merger Agreement) and any of its Affiliates and Parent Sponsor (as defined in the MPAC Merger Agreement) and any of its Affiliates.~~

(h) the sale or other disposition of assets (other than Capital Stock of any Subsidiary) in an aggregate amount not to exceed $5,000,000.

“Permitted Encumbrances” means (a) statutory Liens of landlords, banks (and rights of set off), carriers, warehousemen, mechanics, repairmen, workmen, materialmen, vendors and other similar Liens imposed by law, in each case incurred in the ordinary course of business consistent with past practice for amounts not yet overdue or for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and in connection with transactions not prohibited by this Agreement; (b) Liens for taxes, assessments, or other governmental charges or levies and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) or 436(f) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business consistent with past practice (i) for amounts not yet overdue or for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, or (ii) in connection with transactions not prohibited by this Agreement, the non-payment of which is permitted under Section 6.4; (c) easements, zoning restrictions, servitudes, covenants, conditions, permits, exceptions or reservations in any Property of any Loan Party for the purpose of roads, pipelines, transmission lines, transportation lines or distribution lines, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by such Loan Party or with respect to any such Property that constitutes a Material Real Estate Asset, materially impair the value of such Material Real Estate Asset subject thereto; (d) Liens arising from precautionary UCC filings with respect to operating leases and other leases which are not Capital Leases and cover assets that are leased by, but not owned by, a Loan Party; (e) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party in the ordinary course of business, consistent with the past practices of such Loan Party and as customary in the oilfield services industry, but only to the extent otherwise permitted hereunder; (f) rights of offset or statutory banker’s Lien arising in the ordinary course of business in favor of commercial banks; provided that, any such Lien shall only extend to deposits and property in possession of such commercial bank and its affiliates, Liens of a collecting bank arising in the ordinary course of business under Section 4-208 or 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon; (g) Liens (i) in favor of a banking or other depositary institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary to the banking industry, (ii) in favor of a financial institution arising as a matter of law encumbering financial assets on deposit in securities accounts (including the right of set-off) and which are within the general parameters customary to the securities industry and (iii) that are contractual rights of set-off relating to the establishment of depository and cash management relations with banks not given in connection with the issuance of Indebtedness for borrowed money and which are within the general parameters customary to the banking industry, provided that, in each case such Liens only encumber the accounts described in clauses (i)-(iii); (h) Liens securing Indebtedness permitted to be incurred under this Agreement with respect to the financing of insurance premiums, to the extent such Liens do not attach or otherwise extend to any other assets of any Loan Party other than the returned premiums on such insurance policies; and (i) Liens attaching to cash earnest money deposits made by a Loan Party in connection with an actual or anticipated acquisition not otherwise prohibited under this Agreement; provided that no intention to subordinate the Lien granted in favor of Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any Permitted Encumbrance.

“Permitted Holders” means Crestview (as defined in the MPAC Merger Agreement) and any of its Affiliates and Parent Sponsor (as defined in the MPAC Merger Agreement) and any of its Affiliates.

“Permitted Liens” means each of the Liens permitted pursuant to Section 7.2.

“Permitted Recipients” as defined in Section 10.17.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means a Phase I Environmental Site Assessment prepared by a nationally recognized environmental consultant acceptable to the Lenders.

“Pro Forma Balance Sheet” as defined in Section 4.7.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Loans of any Lender, the percentage obtained by dividing (a) the Exposure of that Lender, by (b) the aggregate Exposure of all Lenders.

“Proceeds” as defined in the ~~Guaranty~~Guarantee and Collateral Agreement.

“Projections” as defined in Section 4.8.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Cash, securities, accounts and contract rights.

“RCRA” as defined in the definition of “Environmental Laws.”

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real Property.

“Recipient” as defined in Section 10.17.

“Register” as defined in Section 2.4(b).

“Related Fund” means, with respect to any Lender, (i) any fund, account of investment vehicle that is controlled or managed by (A) such Lender, (B) an Affiliate of such Lender, or (C) the same investment advisor or manager as such Lender or an Affiliate of such investment advisor or manager, or (ii) any Person formed and controlled by any of the foregoing. With respect to any Lender, Related Fund shall also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which such Lender may leverage its investments from time to time.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Requisite Lenders” means, when determined, one or more Lenders (other than Defaulting Lenders and any Loan Parties) having or holding Exposure representing at least fifty- one percent (51%) of the sum of the aggregate Exposure of all Lenders (other than Defaulting Lenders).

“Restatement Date” means February 2, 2017.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party now or hereafter outstanding, except a dividend payable solely in additional shares of ~~that class of~~ Capital Stock ~~to the holders of that class~~; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Capital Stock of any Loan Party now or hereafter outstanding; (d) any Cash payment of management or similar fees (other than compensation of officers and managers); (e) ~~during any forbearance period under this Agreement or during the continuance of any Event of Default, any bonus or non-ordinary course compensation payment to senior level management; (f)~~ any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in- substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated or unsecured Indebtedness ~~other than the Obligations; and~~ (but not, for the avoidance of doubt, payments of scheduled interest as and when due and payments in respect of Capital Leases as and when due); (g) any payment or distribution required for the consummation of the Restructuring. and (h) any payments in connection with Indebtedness secured on a second lien basis and any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any such Indebtedness, unless such payments are permitted by an Intercreditor Agreement.

“Restructuring” means the transactions contemplated by the Restructuring Agreement.

“Restructuring Agreement” means that certain Restructuring and Exchange Agreement dated as of the Closing Date among the Borrower, Revolving Lender, Term Lender, JMRF Interest Holders, SMRF Interest Holders, Series E Holders, certain Common Holders (each as therein defined) and certain members of the Loan Parties’ management.

“Revolving Commitment” means, as to any Lender, such Lender’s commitment to make Revolving Loans. The initial amount of each Lender’s Revolving Commitment is set forth on Annex A. The aggregate amount of the Revolving Commitments of all Lenders is $65,000,000.

“Revolving Lenders” means Lenders holding a Revolving Commitment to advance Revolving Loans.

“Revolving Loans” as defined in Section 2.1(a)(i).

“Revolving Loan Note” means the promissory notes of the Borrower described in Section 2.1 and being substantially in the form of Exhibit ~~C-2~~C, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Revolving Outstandings” means, when determined, the sum of the aggregate principal amount of Revolving Loans then outstanding.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sanctions” has the meaning given to it in Section 4.22(a).

“Sanctioned Country” has the meaning given to it in Section 4.22(a).

“SDN List” has the meaning given to it in Section 4.22(a).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Amendment” means that certain Second Amendment to Amended and Restated Senior Secured Credit Agreement dated as of the Second Amendment Effective Date.

“Second Amendment Effective Date” means November 19, 2018.

“Secured Parties” has the meaning assigned to that term in the Guarantee and Collateral Agreement.

“Securities Account” means any “securities account” as defined in the UCC.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvency Certificate” means a Solvency Certificate of a Financial Officer substantially in the form of Exhibit F.

“Solvent” means, with respect to any Person and its Subsidiaries, when taken as a whole on a consolidated basis, that as of the date of determination, both (a) (i) the sum of such Person’s and its consolidated Subsidiaries’ debt and liabilities (including contingent liabilities) does not exceed the fair saleable value of such Person’s and its consolidated Subsidiaries’ present assets; (ii) if applicable, such Person and its consolidated Subsidiaries’ capital is not unreasonably small in relation to their business as contemplated on the Restatement Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Restatement Date; and (iii) such Person and its consolidated Subsidiaries’ have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person and its consolidated Subsidiaries’ are “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Flood Hazard Area” means an area that Federal Emergency Management Agency’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swap Agreement” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by any Person which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross- currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or other financial measures and whether exchange traded, “over-the-counter” or otherwise.

“Swap Intercreditor Agreement” means each intercreditor agreement entered into among Administrative Agent on behalf of the Lenders, the Borrower and a counterparty to a Swap Agreement approved by the Requisite Lenders.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, penalties or additional amounts thereon.

“Tax Distribution” means any distribution made by the Borrower in amounts which are sufficient to permit the direct and indirect members of the Borrower to pay their estimated income taxes which arise solely and directly as a result of their direct or indirect ownership interest in the Borrower, for any period during which the Borrower was a pass-through entity for U.S. federal income tax purposes, as determined or estimated by the Borrower in good faith, taking into account (~~i~~a) any difference in rates applicable to ordinary income, capital gains and dividends and any allowable deductions in respect of such state taxes in computing the member’s liability for federal income taxes, without regard to the alternative minimum tax and (for the avoidance of doubt) Section 1411 of the Code, and (~~ii~~b) any tax losses or credits of the Borrower, including any tax losses or credits of any Subsidiary that is a pass-through entity for U.S. federal income tax purposes, allocated to such member in prior periods but not previously utilized as an offset against income or gains; provided, however, in no event will the aggregate tax distributions to the members exceed the aggregate tax liabilities of the direct or indirect members (looking through any intervening pass-through entities) with respect to the taxable income of the Borrower, calculated for each such member as the product of the portion of the taxable income of the Borrower allocated to such member (reduced by any deduction reasonably expected to be available to such member under Section 199A, as reasonably determined taking into account solely on facts related to the Borrower) and the highest marginal effective rate of federal and state income tax applicable to ~~Borrower’s members~~such member (i.e. the corporate rate for any corporate taxpayer and the individual rate for any individual taxpayer). If the Borrower’s actual reportable taxable income is less than prior estimates, the tax distributions will be reduced in the following taxable year to account for excess distributions. The tax distributions may be made on any date that is not more than five (5) business days prior to the date on which estimated income tax payments are required to be made by calendar year individual taxpayers and each due date for the income tax return of an individual calendar year taxpayer (without extensions). Upon request by a Lender, Borrower will promptly provide appropriate documentation to such Lender regarding the computation of the tax distributions.

~~“Tax on the Overall Net Income” of a Person means any net income, franchise or branch profits Taxes (i) imposed on a Person by the jurisdiction in which a Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its Applicable Office) is located, or (ii) that are an Other Connection Taxes.~~

~~“Tax Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) who is required to include in income amounts realized (whether or not distributed) by Administrative Agent, any Lender or any Tax Related Person of any of the foregoing~~.

“Termination Date” means the earlier to occur of (a) the Maturity Date, or (b) any other date on which the Revolving Commitments terminate pursuant to the terms hereof.

“Third Amendment” means that certain Third Amendment to Amended and Restated Senior Secured Credit Agreement dated as of the Third Amendment Effective Date.

“Third Amendment Effective Date” means December 14, 2018.

“Title Policy” means a policy or policies of title insurance insuring the Lien ~~of the~~ on any Property, in an amount equal to, for any fee mortgage policy, the aggregate of the land value and insurable building and improvements value of such Property (or such lesser amount as may be acceptable to the Lenders), free of all other Liens that are not expressly permitted under this Agreement, containing no general survey exception or mechanics lien exception and issued together with such endorsements and affirmative coverage as the Lenders may reasonably request.

“Total Leverage Ratio” means, with respect to the Borrower and its Subsidiaries at any time, the ratio of (a) Consolidated Total Debt at such time to (b) Consolidated Adjusted EBITDA for the four Fiscal Quarters most recently ended. For purposes of calculating the Total Leverage Ratio as of any date of determination, Consolidated Adjusted EBITDA shall be calculated on a pro forma basis (i) assuming that ~~(A)~~ all sales and other dispositions of assets by Borrower of the equity interests of any Subsidiary, all or substantially all of the assets of any Subsidiary, or any line of business or division of Borrower or any of its Subsidiaries, ~~and (B) all Permitted~~

~~Acquisitions by Borrower or any of its Subsidiaries,~~ in each case completed during the most recently completed four Fiscal Quarter period (unless Annualized in accordance with the definition thereof) and in each case including any recourse Indebtedness incurred or repaid in connection therewith, have been made, incurred, or repaid (as the case may be) on the first day of such four Fiscal Quarter period (~~and adjusted for the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or expected to be taken in connection with such sale, other disposition, or acquisition by Borrower or any of its Subsidiaries, net of the amount of actual benefits realized during such period and included in the calculation of Consolidated Adjusted EBITDA~~unless Annualized in accordance with the definition thereof), and (ii) using the historical financial results of any such Person, Subsidiary, or business line or division that was the subject of any such ~~acquisition,~~ sale, or other disposition during the most recently completed four Fiscal Quarter period (unless Annualized in accordance with the definition thereof).

~~“Treasury Rate” means, as of any prepayment date, the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two (2) Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the applicable prepayment date to May 2, 2015, provided, however, that if the period from the applicable prepayment date to May 2, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one- twelfth (1/12~~th~~) of a year) from the weekly average yields of United States Treasury securities for which such yields are given having maturities as close as possible to May 2, 2015, except that if the period from the applicable prepayment date to May 2, 2015 is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year shall be used.~~

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unused Commitment Fee” has the meaning given to it in Section 2.5(g).

“Upfront Fee” has the meaning given to it in Section 2.5(e).

“U.S. Person” has the meaning in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” as defined in Section 2.14(~~e~~f)(ii)(~~c~~B).

“Vehicle” means all cars, trucks, trailers, construction and earth moving equipment and other vehicles both (i) that are covered by a certificate of title law of any state and, in any event, shall include all tires and appurtenances to any of the foregoing and (ii) perfection of a security interest in which may not be effected by the filing of a financing statement under the Uniform Commercial Code.

“Winston & Strawn” means Winston & Strawn LLP, counsel to certain Lenders.

“Voting Capital Stock” means, for any Person, the Capital Stock of such Person entitled to vote in the election of the members of such Person’s board of directors or other applicable governing body.

1.3 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Requisite Lenders shall so request, the Requisite Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to Administrative Agent and Lenders reconciliation statements requested by Administrative Agent or any Lender (reconciling the computations of such financial ratios and requirements from then- current GAAP computations to the computations under GAAP prior to such change) in connection therewith. Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Section 6.1(a), (b) and (c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements of the Borrower and the Pro Forma Balance Sheet. Notwithstanding anything to the contrary contained herein, any change in GAAP after the Third Amendment Effective Date to the effect that operating leases, as defined pursuant to GAAP on the Third Amendment Effective Date, are to be treated as, or similar to, Capital Leases, shall have no effect and the parties shall continue to account for such operating leases pursuant to GAAP as in effect on the Third Amendment Effective Date.

1.4 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. References herein to a Schedule shall be considered a reference to such Schedule as of the Restatement Date. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless otherwise indicated, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). The use herein of the phrase “to the knowledge of” with respect to a Loan Party shall be a reference to the knowledge of the Chief Executive Officer, President, or Chief Financial Officer of the applicable Loan Party.

SECTION 2.

THE CREDITS

2.1 Loans and Borrowings.

(a) Revolving Commitment.

(i) Each Revolving Lender agrees to make loans on a revolving basis (the “Revolving Loans”) from time to time until the Termination Date in that Lender’s Pro Rata Share of the aggregate amounts that Borrower requests from all Revolving Lenders. The commitments of the Revolving Lenders to make Revolving Loans will expire on the Termination Date. Each request for Revolving Loans shall be in the minimum amount of $5,000,000. No more than ~~three~~two (2) Revolving Loan requests shall be made per calendar quarter and no more than four (4) Revolving Loan requests shall be made after the Third Amended Effective Date.

(ii) The aggregate principal balance of outstanding Revolving Loans shall not exceed the difference of the Revolving Commitment less the Revolving Outstandings less any undrawn or unreimbursed amount of any letters of credit issued pursuant to Section 7.1(y).

(iii) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time prior to the Termination Date. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall be due and payable on the Termination Date. Lender has no obligation to make a Revolving Loan at any time following the occurrence and during the continuation of a Default or an Event of Default.

2.2 Requests for Loans. Borrower must give to Administrative Agent written or electronic notice of any requested Borrowing Request of Revolving Loans to be made by Revolving Lenders. Each such notice constitutes a “Borrowing Request” hereunder and must:

(a) specify the aggregate amount of any such Revolving Loan and the date on which such Revolving Loans are to be made; and

(b) be received by Administrative Agent no later than 10:00 a.m., New York, New York time, three (3) Business Days prior to the date on which any such Revolving Loans are to be made (provided that the Borrowing Request for the Loans made on the Restatement Date may be delivered on the Restatement Date).

Each such written request or confirmation must be made in the form and substance of the Borrowing Request, duly completed. Upon receipt of any such Borrowing Request, Administrative Agent shall give each Lender prompt notice of the terms thereof.

On the requested borrowing date, each Revolving Lender shall provide Administrative Agent with immediately available funds, to the Loan Account, covering that Lender’s Pro Rata Share of that borrowing so long as the applicable Lender has not received written notice from Administrative Agent that the conditions precedent set forth in Section 3 with respect to that borrowing have not been satisfied. After Administrative Agent’s receipt of the proceeds of the applicable Loans from Revolving Lenders, Administrative Agent shall make the proceeds of those Loans available to Borrower on the applicable borrowing date by transferring to Borrower immediately available funds equal to the proceeds received by Administrative Agent or as may otherwise be directed by Borrower in writing.

2.3 Use of Proceeds. Proceeds of the Revolving Loans ~~and~~ may be used from time to time for working capital purposes and for other general business purposes; provided that the proceeds of Loans may not be used, or permitted to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock, other than such Margin Stock that will be immediately cancelled upon and purchase.

2.4 Evidence of Debt; Register; Lenders’ Books and Records; Loans.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain in its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans held by such Lender and each repayment and prepayment in respect thereof. The failure to make any such recordation, or any error in such recordation, shall not affect any Obligations in respect of any applicable Loans; and provided, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern absent manifest error.

(b) Register. Administrative Agent shall maintain at Administrative Agent’s Office in the United States a register for the recordation of the name and address, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive and binding on the Loan Parties, Administrative Agent and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Loan Parties’ Obligations in respect of any Loan. The Borrower, Administrative Agent and the Lenders shall treat each Person in whose name any Loan shall be registered as the owner and the Lender thereof for all purposes hereof. The Borrower hereby designates the entity serving as Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4, and the Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

2.5 Interest; Administrative Agent Fee.

(a) Interest. Each Revolving Loan shall bear interest at a per annum rate equal to LIBOR plus 6.00%.

(b) Interest Payment Dates. Interest shall be due and payable on each Payment Date, commencing February 28, 2017. All interest payable hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) 30-day months.

(c) Default Interest. Upon the occurrence and during the continuance of an Event of Default, if elected by the Requisite Lenders in writing (which election may state that interest shall accrue at the Default Rate from the date of the occurrence of such Event of Default), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall bear interest from the date set forth in such notice from the Requisite Lenders (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable in Cash on demand at a rate that is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the Loans (the “Default Rate”). Payment or acceptance of the increased rates of interest provided for in this Section 2.5(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

(d) Administrative Agent Fee. On the Restatement Date, the Borrower will pay to Administrative Agent for its own account, a closing fee of $2,500 (the “Agent’s Closing Fee”), and on each anniversary thereafter, the Borrower will pay to Administrative Agent for its own account, a fee of $35,000 per year. All fees referenced herein shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent. Once paid, none of the fees shall be refundable under any circumstances.

(e) Upfront Fees. The Borrower shall pay a $900,000 cash fee on the Restatement Date to the Administrative Agent for the ratable benefit of the Revolving Lenders (the “Upfront Fee”).

(f) Exit Fee. The Borrower shall pay to the Administrative Agent for the ratable benefit of the Revolving Lenders on November 11, 2019 that are not Defaulting Lenders, a fee equal to 1.50% of the aggregate Revolving Commitment as of the Second Amendment Effective Date (the “Exit Fee”), payable to each Revolving Lender only if the Revolving Loans are not repaid and Revolving Commitments terminated by November 8, 2019. Each Revolving Lender will receive its pro rata share of the Exit Fee as calculated based on its Revolving Commitment on the date it is paid.

(g) Unused Commitment Fee. The Borrower shall to the Administrative Agent a fee (the “Unused Commitment Fee”) for the account of each Revolving Lender in an amount equal to:

(i) the daily balance of the Revolving Commitment of such Revolving Lender during the preceding calendar quarter, less

(ii) the sum of the daily balance of all Revolving Loans held by such Revolving Lender during the preceding calendar quarter;

(iii) multiplied by one half of one percent (0.50%) per annum.

The total Unused Commitment Fee paid by Borrower will be equal to the sum of all of the Unused Commitment Fees due to the Lenders. Such fee shall be payable quarterly in arrears on the first day of each calendar quarter following the date hereof. The Unused Commitment Fee provided in this Section 2.5(g) shall accrue at all times from and after the Second Amendment Effective Date.

2.6 Repayment of Loans.

(a) ~~[reserved]~~Reserved.

(b) Repayment on the Maturity Date. If any principal or interest amount payable under the Loans remains outstanding on the Maturity Date, such amount will be paid in full by Borrower to Lenders in immediately available funds on the Maturity Date.

2.7 Optional Prepayments.

(a) The Borrower may prepay the Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.5(a)~~, Section 2.11(f) and Section 2.11(g)~~) in an aggregate minimum amount equal to (a) if being paid in whole, the Obligations and (b) if being paid in part, $1,000,000 and integral multiples of $100,000 in excess of that amount. All such prepayments shall be made upon not less than three (3) Business Days’ prior written or telephonic notice (or such shorter period as may be consented to by the Requisite Lenders), in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent. Upon the giving of any such notice, the Borrower shall be obligated to make such prepayment on the prepayment date specified therein; provided, however, that any such notice may be conditioned upon the consummation of another transaction. Any such voluntary prepayment shall be applied as specified in Section 2.10.

(b) ~~[reserved]~~Reserved.

2.8 Reduction in Revolving Commitment.

(a) Borrower may from time to time on at least five Business Days’ prior written notice from Borrower to Administrative Agent (which shall promptly advise each applicable Lender thereof) permanently reduce the Revolving Commitments to an amount not less than the Revolving Outstandings. Any such reduction must be in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000.

(b) Concurrently with any reduction of the Revolving Commitments to zero, Borrower shall pay all interest on the Revolving Loans, all accrued and unpaid fees, if any.

2.9 Mandatory Prepayments.

(a) Revolving Loans. Borrower shall immediately prepay the Revolving Loans at any time when the Revolving Outstandings exceed the aggregate Revolving Commitments of all Lenders, to the full extent of any such excess.

2.10 Application of Payments.

(a) Any payment of any Loan made pursuant to Sections 2.6, 2.7, or 2.9 shall be applied as follows:

first, to pay all unpaid expenses, fees and actual, incurred indemnities of Administrative Agent due hereunder to the full extent thereof;

second, ratably to pay all unpaid expenses, fees and actual, incurred indemnities due hereunder to the full extent thereof;

third, ratably to pay any accrued unpaid cash interest on the Revolving Loans (including interest at the Default Rate, if any) until paid in full;

fourth, ratably to pay the Revolving Loans then outstanding in full;

~~seventh~~fifth, ratably to pay any other Obligations then due and payable; and

~~eighth~~sixth, to the Borrower.

(b) If an Event of Default shall have occurred and not otherwise been waived, subject to the terms of each Intercreditor Agreement and the Guarantee and Collateral Agreement, all payments or proceeds received by Administrative Agent hereunder in respect of any of the Obligations shall be applied first, to pay any costs and expenses then due Administrative Agent in connection with the foreclosure or realization upon, the disposal, storage, maintenance or otherwise dealing with any of, the Collateral or otherwise, and indemnities and other amounts then due to Administrative Agent under the Loan Documents until paid in full, second, to pay any costs, expenses, indemnities or fees then due to Administrative Agent under the Loan Documents until paid in full, third, ratably to pay any expenses, fees or indemnities then due to any of the Lenders under the Loan Documents, until paid in full, fourth, ratably to the payment of any accrued interest on the Revolving Loans (including interest at the Default Rate, if any) until paid in full, fifth, ratably to pay the principal amount of all Revolving Loans until paid in full, and sixth, ratably to pay any other Obligations then due and payable.

2.11 General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without, recoupment, setoff, counterclaim or other defense, free of any restriction or condition, and delivered to Administrative Agent not later than 3:00 p.m. (New York City time) on the date due to Administrative Agent’s Account for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day.

(b) All prepayments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(e) Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 3:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Interest and fees shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the applicable rate determined pursuant to Section 2.5(a) from the date such amount was due and payable until the date such amount is paid in full.

2.12 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to make Loans (which it shall be deemed to have made from each Lender simultaneously upon the receipt by such Lender of its portion of such payment) in the ratable Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those payments to that extent shall be rescinded and the amount of such Loans shall be returned to such Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any Lender may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by the Borrower to that Lender with respect thereto as fully as if that Lender were owed the amount of the Loan made by that Lender.

2.13 Increased Costs. ~~Subject to the provisions of Section 2.14 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto)~~In the event that any Governmental Requirement, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new applicable law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law): (a) subjects such Lender (or its Applicable Office) to any additional Tax (other than ~~any~~(i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its Applicable Office) of principal, interest, fees or any other amount payable hereunder or its deposits, reserves or capital attributable thereto; (b) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (c) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its Applicable Office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make Loans hereunder or to reduce any amount received or receivable by such Lender (or its Applicable Office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.13, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.14 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. ~~All sums payable~~Any and all payments by or on account of any ~~Loan Party hereunder and under the other Loan Documents shall (except to the extent otherwise required by law) be paid free and clear of, and without any~~ obligation of the Borrower under any Loan Document shall be made without deduction or withholding ~~on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.~~

(b) for any ~~Withholding of~~ Taxes~~. If any Loan Party or the Administrative Agent is required by law to make any deduction or withholding for or on account of any Tax from any sum paid or payable under any of the Loan Documents: (i) the Borrower shall promptly notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii)~~, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower or the Administrative Agent) requires the deduction or withholding of any Tax from any such payment, then the Borrower or Administrative Agent, as applicable, shall be entitled to make such deduction or withholding and shall timely pay ~~(or cause to be paid) any such Tax~~the full amount deducted or withheld to the relevant Governmental Authority ~~before the date on which penalties attach thereto; (iii)~~in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by ~~such Loan Party in respect of which the relevant deduction or withholding is required~~the Borrower shall be increased ~~to the extent~~as necessary ~~to ensure~~so that after ~~any~~ such deduction or withholding has been made (including ~~any deduction or withholding imposed with respect to any increases in the sum~~such deductions and withholdings applicable to additional sums payable under this Section ~~2.14(b)(iii)) the, Administrative Agent or such Lender, as the case may be, and each of their Tax Related Persons receives on the due date of such payment a net sum~~) the applicable recipient receives an amount equal to ~~what~~the sum it would have received had no such deduction or withholding been ~~required; and (iv) within thirty (30) days after making any such deduction or withholding, the Borrower shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above for (A) any U.S. federal withholding Tax in effect and applicable, as of the date the Lender or the Administrative Agent becomes a party to any Loan Document (other than pursuant to an assignment request by the Borrower under Section 2.15), except to the extent that, pursuant to this Section 2.14, amounts with respect to such Taxes were payable to such Lender’s assignor (including each of their Tax Related Persons) immediately before such Lender becomes a party hereto or (B) any Excluded Tax.~~made.

(b) Withholding of Taxes. Reserved.

(c) Other Taxes and Evidence of Tax Payments. In addition, the Loan Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. Upon request by the Administrative Agent or any Lender, after the payment of any Taxes by any Loan Party, the applicable Loan Party shall deliver to Administrative Agent official receipts or certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent ~~in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes~~.

(d) Indemnification by Loan Parties. The Loan Parties shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any ~~Taxes~~Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or incurred by the Administrative Agent or such Lender ~~or their respective Tax Related Persons~~, as the case may be, relating to, arising out of, or in connection with any Loan Document or any payment or transaction contemplated hereby or thereby, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority ~~and all reasonable costs and expenses incurred in enforcing the provisions of this Section 2.14(d); provided, however, that the Loan Parties shall not be required to indemnify the Administrative Agent and Lenders (i) in duplication of any Taxes indemnified in Section 2.14(b)(iii), (ii) for any Excluded Tax, and (iii) for any U.S. federal withholding Taxes imposed on the Administrative Agent or Lender on the date it becomes a party to any Loan Document. Any indemnification under this Section 2.14(d) shall be made on~~

~~an after-Tax basis, such that after all required deductions and payments of all Taxes (including any Tax on the Overall Net Income), the Administrative Agent or any Lender or any of their Tax Related Persons receives and retains an amount equal to the sum it would have received and retained had it not paid or incurred or been subject to such Taxes or expenses and costs~~. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) ~~(e)~~ Status of Lenders. (i) ~~Each~~Any Lender that is ~~a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the Restatement Date (in the case of each Lender listed on the signature pages hereof on the Restatement Date) or on or prior to the date of the assignment pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times upon a reasonable request as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), two executed original copies of the Internal Revenue Service (the “IRS”) Form W-9. Each Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so,~~ entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, on or prior to the Restatement Date (in the case of each Lender listed on the signature pages hereof on the Restatement Date) or on or prior to the date of the assignment pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times upon a reasonable request as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), any documentation reasonably requested by Borrower that will permit payments hereunder to be made without, or at a reduced rate of, deduction or withholding (including backup withholding). Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than documentation set forth in Section 2.14(~~e~~f)(ii)(A), (ii)(B), (ii)(C) ~~or~~and (ii)(D) below) shall not be required if in the Non-U.S. Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such ~~Non-U.S.~~ Lender:

~~(i) To the extent it is legally entitled to do so, any Non-U.S. Lender shall deliver:~~

(ii) Without limiting the generality of the foregoing:

(A) Any Lender that is a U.S. Person shall deliver to the Borrower and Administrative Agent, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the assignment pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times upon a reasonable request as may be necessary in the determination of the Borrower or Administrative Agent (each in the reasonable exercise of its discretion), two executed original copies of the Internal Revenue Service (the “IRS”) Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) Each Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

~~(A)~~ 1. in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two executed original copies of IRS Form W-8BEN or IRS Form W- 8BEN-E (or any applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) 2. two executed original copies of IRS Form W-8ECI;

(C) 3. in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit J to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) two executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form); or

(D) 4. to the extent a Non-U.S. Lender is not the beneficial owner, two executed original copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner.

~~Each Lender required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 2.14(e) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate, that such Lender shall promptly upon a reasonable request to deliver to the Borrower and the Administrative Agent two new original copies of IRS Form W-8BEN, W-8IMY or W-8ECI (or successor form), and as applicable, a U.S. Tax Compliance Certificate properly completed and duly executed by such Lender, and such other documentation reasonably requested by the Borrower or the Administrative Agent to confirm or establish that such Lender is not subject to deduction or withholding of U.S. federal income tax with respect to payments to such Lender under the Loan Documents or is subject to deduction or withholding of U.S. federal income tax at a reduced rate, or notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.~~

(C) Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) ~~(f) FATCA. If~~if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the ~~Internal Revenue~~ Code, as applicable), such

Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by ~~applicable law~~Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the ~~Internal Revenue~~ Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this ~~Section 2.14~~clause (~~f~~D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Refunds. If any ~~person receives~~party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section ~~2.14~~ (including by the payment of additional amounts ~~hereunder with respect to Taxes), such Person~~pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund. (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.15 Replacement of Lenders. If any Lender requests compensation pursuant to Section 2.13 or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, notifies Administrative Agent or Borrower that such Lender is no longer able to make or hold Loans which bear interest based on LIBOR, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 10.7(c);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it under this Agreement (including any applicable premium or make-whole) and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest) or Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable laws; and

(e) in the case of any assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, or consent.

2.16 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable laws:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set out in the definition of Requisite Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.5 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such

Defaulting Lender to Administrative Agent under this Agreement; second, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by the Requisite Lenders and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement in accordance with Section 2.10; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (~~1~~x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (~~2~~y) such Loans were made at a time when the conditions set out in Article III applicable to such Loan were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the commitments under the facilities, as applicable. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any commitment fee or standby fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to or in respect of that Defaulting Lender).

2.17 ~~[~~Reserved~~]~~.

SECTION 3.

CONDITIONS PRECEDENT

3.1 Restatement Date. The obligation of each Lender to participate in the Restructuring and make initial Revolving Loans on the Restatement Date is subject to the satisfaction, or waiver in accordance with Section 10.6, of the following conditions on or before the Restatement Date:

(a) Loan Documents. Each Lender and Administrative Agent shall have received copies of each of the following, executed and delivered by each applicable Loan Party, each Lender and the Administrative Agent: (i) this Agreement; and (ii) each Loan Document.

(b) Restructuring. The Lenders shall have received evidence that the Restructuring has been consummated, including the execution and delivery of the Restructuring Agreement by each of the parties thereto, the satisfaction of all conditions to consummation of the Restructuring Agreement shall have been satisfied or waived in accordance with the Restructuring Agreement’s terms, and the Closing Date (as defined in the Restructuring Agreement) shall have occurred.

(c) Reserved

(d) Reserved.

(e) Organizational Documents; Incumbency. Each Lender shall have received (i) copies of each Organizational Document of each Loan Party, certified as of a recent date by the appropriate Governmental Authority, for each Lender, each dated the Restatement Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers executing the Loan Documents on behalf of each Loan Party; (iii) resolutions of the board of directors, the manager(s) or member(s) or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement, the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Restatement Date, certified as of the Restatement Date by an Authorized Officer as being in full force and effect without modification or amendment; and (iv) a good standing certificate for each Loan Party from the applicable Governmental Authority in such Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which such Person is qualified as a foreign corporation or other entity to do business, each dated a recent date on or prior to the Restatement Date.

(f) Governmental Authorizations and Consents. Except as provided in Schedule 4.5, each Loan Party shall have obtained all material Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect and in form and substance satisfactory to the Requisite Lenders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(g) Personal Property Collateral. In order to create in favor of Administrative Agent, for the benefit of the Lenders a valid, perfected Acceptable Lien in all personal property Collateral (other than Excluded Assets or Vehicles) of the Loan Parties, Winston & Strawn (with a copy to Administrative Agent) shall have received:

(i) evidence satisfactory to the Requisite Lenders of the compliance by each Loan Party of its respective obligations under the Guarantee and Collateral Agreement and the other Collateral Documents to which it is party (including its obligation to deliver UCC financing statements, originals of securities, instruments and chattel paper);

(ii) original copies of the certificates of title of each Vehicle owned by any Loan Party; and

(iii) the results of a recent search, by a Person reasonably satisfactory to the Requisite Lenders, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of each Loan Party in each such Loan Party’s jurisdiction of organization, together with copies of all such filings disclosed by such search and (ii) UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search that do not constitute Permitted Liens.

(h) Reserved.

(i) Reserved.

(j) Reserved.

(k) Reserved.

(l) Evidence of Insurance. Winston & Strawn shall have received a certificate from the Borrower’s insurance broker or other evidence reasonably satisfactory to the Requisite Lenders that all insurance required to be maintained pursuant to Section 6.6 is in full force and effect, together with all other endorsements and other requirements set forth in Section 6.6.

(m) Opinions of Counsel to Loan Parties. Lenders and their respective counsel shall have received executed copies of the favorable written opinion of Porter & Hedges LLP, special counsel for the Loan Parties, addressed to the Lenders and Administrative Agent and the Lenders and dated as of the Restatement Date and covering such matters as the Requisite Lenders may reasonably request and otherwise in form and substance reasonably satisfactory to the Requisite Lenders (and each Loan Party hereby instructs such counsel to deliver such opinions to Administrative Agent and the Lenders).

(n) Expenses. The Borrower shall have paid to Administrative Agent all amounts due and payable pursuant to Section 10.2 for which an invoice has been presented on or prior to the Restatement Date.

(o) Solvency Certificate. On the Restatement Date, Winston & Strawn shall have received a Solvency Certificate from the Borrower dated as of the Restatement Date and addressed to Administrative Agent and Lenders, and in form, scope and substance satisfactory to the Requisite Lenders, certifying that after giving effect to the consummation of the Restructuring, the Loan Parties and their Subsidiaries, when taken as a whole on a consolidated basis, are and will be Solvent.

(p) Restatement Date Certificate. The Borrower shall have delivered to Winston & Strawn an executed Restatement Date Certificate, together with all attachments thereto.

(q) No Litigation. Except for any matters disclosed in Schedule 4.11, there shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Lenders, singly or in the aggregate, impairs the ability of the Loan Parties to perform their obligations under the Loan Documents or to consummate the Restructuring.

(r) Reserved.

(s) Reserved.

(t) Funds Flow. Administrative Agent shall have received at least two (2) days prior to the Restatement Date, a funds flow memorandum, in form and substance reasonably satisfactory to the Requisite Lenders.

(u) Initial Borrowing Request. Administrative Agent shall have received a fully-executed Borrowing Request.

(v) Pro Forma Balance Sheet. Winston & Strawn shall have received the Pro Forma Balance Sheet.

(w) Other Indebtedness. The Lenders shall be reasonably satisfied that the Loan Parties have no outstanding Indebtedness except for Indebtedness permitted pursuant to Section 7.1 and the Loan Parties shall not be in default with respect to such Indebtedness.

(x) Reserved.

Winston & Strawn shall notify the Borrower, the Administrative Agent and the Lenders of the Restatement Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.6) at or prior to 2:00 p.m., New York City time, on February 2, 2017 (and, in the event such conditions are not so satisfied or waived, the Initial Commitments shall terminate at such time).

3.2 Conditions to Revolving Loans. The obligation of each Lender to make any Revolving Loan is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of any such Revolving Loan (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b) At the time of and immediately after giving effect to the advancement of such Revolving Loan, no Default or Event of Default shall have occurred and be continuing.

(c) ~~reserved~~The Borrower shall be in pro forma compliance with the covenants set forth in Section 7.7.

(d) A Financial Officer of the Borrower shall have delivered an executed Borrowing Request to Administrative Agent.

(e) Since the Second Amendment Effective Date, no event, circumstance or change has occurred that has caused or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

Each advance of Revolving Loans shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.2.

SECTION 4.

REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make their respective Loans, each Loan Party represents and warrants to Administrative Agent and each Lender, on (a) the Restatement Date, and (b) each date that a Borrowing Request is delivered to Administrative Agent, that the following statements are true and correct:

4.1 Organization; Requisite Power and Authority; Qualification. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own and operate its Properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of the Borrower, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations as now conducted, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

4.2 Capital Stock and Ownership. The Capital Stock of ~~each Loan Party~~the Borrower and its Subsidiaries that is issued and outstanding has been duly authorized and validly issued. Except as set forth on Schedule 4.2, as of the ~~Restatement~~Third Amendment Effective Date there is no existing option, warrant, call, right, commitment or other agreement to which ~~any Loan Party~~the Borrower and its Subsidiaries is a party requiring, and there is no other Capital Stock of ~~any Loan Party~~the Borrower and its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by ~~any Loan Party~~the Borrower and its Subsidiaries of any additional membership interests or other Capital Stock of ~~any Loan Party or~~the Borrower and its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of ~~any Loan Party~~the Borrower and its Subsidiaries. Schedule 4.2 sets forth a true, complete and correct list as of the ~~Restatement Date, both after giving effect to the Restructuring,~~Third Amendment Effective Date, of the name of each Loan Party (other than Parent) and indicates for each such Person its ownership (~~by Lender and~~including percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Capital Stock of such Person. Except as set forth on Schedule 4.2, as of the ~~Restatement Date, no Loan Party~~Third Amendment Effective Date, none of Holdings and its Subsidiaries has any equity investments in any other corporation or entity.

4.3 Due Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) action and, if required, shareholder, member and/or partner action, on the part of each Loan Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by each of the Loan Parties of the Loan Documents to which such Loan Party is a party do not and will not:

(a) ~~(a)~~ violate in any material respect any provision of any Governmental Requirement applicable to, or any of the Organizational Documents of, any Loan Party;

(b) ~~(a)~~ conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Contractual Obligation of any Loan Party, other than with respect to agreements evidencing Indebtedness that is being repaid in full on the Restatement Date;

(c) ~~(b)~~ result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party (other than any Liens created under any of the Loan Documents in favor of Administrative Agent, on behalf of the Secured Parties and other Permitted Liens); or

(d) ~~(d)~~ result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to any Loan Party’s operations or any of its properties, except for any such default, noncompliance, suspension, revocation, impairment, forfeiture, or nonrenewal that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.5 Governmental Consents and Permits.

(a) Except as set forth on Schedule 4.5, the execution, delivery and performance by each of the Loan Parties of the Loan Documents to which they are parties and the consummation of the ~~Transactions~~transactions pursuant hereto do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority with respect to a Loan Party, except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Winston & Strawn LLP, for filing and/or recordation, (ii) filings necessary to maintain perfection of the Collateral, (iii) routine filings related to such Loan Party and the operating of its business, (iv) such filings as may be necessary in connection with Administrative Agent’s or the Lenders’ exercise of remedies hereunder, and (v) such consents and approvals set forth on Schedule 4.5 that have been obtained and remain in full force and effect.

(b) Except as disclosed in Schedule 4.5, each Loan Party has, and is in compliance with, all material Governmental Authorizations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person and no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Governmental Authorization, and there is no written claim that any thereof is not in full force and effect, in each case except as would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

4.6 Binding Obligation. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

4.7 Financial Information. The unaudited pro forma balance sheet of the Borrower as of December 31, 2016 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made in connection with the Restatement Date and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared in good faith based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly, in all material respects, on a pro forma basis the estimated financial position of the Borrower as of December 31, 2016, assuming that the events specified in the preceding sentence had actually occurred at such date (it being acknowledged and agreed by Administrative Agent and the Lenders that estimates and projections as to future events are made in good faith by the Borrower and that Borrower does not warrant that such estimates and projections will ultimately prove to have been accurate). As of the Restatement Date, the Borrower has no material contingent liability or material liability for taxes (other than with respect to taxes not yet due and payable), long term lease or unusual forward or long term material commitment including under any agreement that has not been disclosed in writing to Administrative Agent and the Lenders.

4.8 Projections. On and as of the Restatement Date, the projections of the Loan Parties for the period from the Restatement Date through and including December 31, 2017, including monthly projections for each month during the Fiscal Year in which the Restatement Date takes place, (the “Projections”) are based on good faith estimates and assumptions made by the management of the Borrower in light of circumstances then existing and, as of the Restatement Date, the management of the Borrower believed that the Projections were reasonable and attainable.

4.9 Reserved

4.10 Reserved.

4.11 Adverse Proceedings, etc. Except as reflected on Schedule 4.11, there are no Adverse Proceedings, individually or in the aggregate, which could reasonably be expected to have a Material Adverse Effect. No Loan Party is in violation of any Governmental Requirement of any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, domestic or foreign, that relate to any Loan Party’s obligations under, or the enforceability of, any Loan Document or the Restructuring.

4.12 Payment of Taxes. Except as reflected on Schedule 4.12, all income and franchise tax returns and other material tax return and reports of each Loan Party required to be filed by any of them have been (or extensions with respect thereto have been) timely filed and are true, correct and complete in all material respects, and all Taxes shown on such tax returns to be due and payable and all material Taxes, assessments, fees and other governmental charges upon any Loan Party and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due, except those which are being actively contested by such Person in good faith and by appropriate proceedings, which are reflected on Schedule 4.12 to the extent in existence on the ~~Restatement~~Third Amendment Effective Date; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. To the knowledge of the Borrower, no claim is being asserted against any Loan Party with respect to any such Tax or other such governmental charge.

4.13 Properties.

(a) Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(b) Each Loan Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other Intellectual Property material to its business, and the use thereof by such Person does not infringe upon the rights of any other Person. Set forth on Schedule 4.13 is a complete and accurate list as of the ~~Restatement~~Third Amendment Effective Date of all material patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, and copyright applications of any Loan Party. ~~No~~Unless the same could not reasonably be expected to result in a Material Adverse Effect, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened in writing against any Loan Party.

(c) Schedule 4.13 sets forth a true and complete list, as of the ~~Restatement~~Third Amendment Effective Date, by state and street address, of all Real Estate Assets owned or leased by any Loan Party. As of the ~~Restatement~~Third Amendment Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 4.13 to which it is a party. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for the applicable Loan Party to enter into and execute the Loan Documents to which it is a party or to consummate the ~~Transaction~~transactions contemplated hereby except for ~~the execution by such landlords of the Landlord Estoppel, Consent and Access Agreement and~~ any other matters that are set forth on Schedule 4.13.

(d) ~~The Perfection Certificate has been duly prepared, completed and executed by an Authorized Officer of the Borrower and the information set forth therein, including the exact legal name of each Loan Party and the description of the Collateral owned by the Loan Parties, is true, correct and complete in all material respects as of the Restatement Date.~~

4.14 Environmental Matters. Except for such matters as set forth on Schedule 4.14:

(a) To Borrower’s knowledge each of the Loan Parties, its businesses, its operations, and its Properties are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws, except for any such non- compliance that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Loan Parties have obtained all Environmental Permits required for their businesses, operations and Properties with all such Environmental Permits being currently in full force and effect, and no Loan Party has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied, except where the failure to hold any such Environmental Permit, or where any such revocation or failure to renew could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) There are no pending, or to the Borrower’s knowledge, threatened, Environmental Claims against any Loan Party, its Properties, or as a result of its business, operation or ownership of Property that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) To Borrower’s knowledge, no Loan Party owns or operates (or owns any Property that contains or has contained) any: (i) underground storage tanks; (ii) landfills or dumps; (iii) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (iv) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(e) To Borrower’s knowledge, there has been no Release or threatened Release of Hazardous Materials that is: (i) caused by any Loan Party’s operations or related to any Loan Party’s business or Properties (ii) at, on, under or from any Loan Party’s Properties; that is required by law to be reported to any Governmental Authority or that could be reasonably expected to have a Material Adverse Effect (individually or cumulatively with any other Release). No Loan Party is required to undertake any, or is the subject of, any investigation, remediation, abatement, removal, or monitoring of Hazardous Materials under applicable Environmental Laws; and, to the knowledge of the Borrower, none of the Loan Parties’ operations, businesses, or Properties are materially and adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real Property.

(f) No Loan Party has received any written notice from any Governmental Authority asserting an alleged obligation on the party of such Loan Party under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials and, to Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such notice.

(g) To Borrower’s knowledge, there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the business, operations or Properties of any Loan Party that could reasonably be expected to form the basis for a claim for damages or compensation, which could reasonably be expected to have a Material Adverse Effect (individually or in the aggregate) and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of notice regarding such exposure.

(h) The Loan Parties have provided to Administrative Agent and the Lenders complete and correct copies of all material, final environmental compliance reports, audits, site assessment reports, investigations, studies, analyses, and correspondence on material environmental matters (including matters relating to any alleged material non-compliance with or liability under Environmental Laws) that are in the Borrower’s possession or control and relate to any Loan Party’s business, operations or Properties.

4.15 No Defaults.

(a) No any Loan Party is in default in the performance, observance or fulfillment of the obligations, covenants or conditions contained in its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

4.16 Reserved.

4.17 Governmental Regulation. No Loan Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 Margin Stock. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made by such Loan Party will be used to purchase or carry any such Margin Stock, other than such Margin Stock that will be immediately cancelled upon such repurchase, or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19 Employee Matters. The Loan Parties, and their respective employees, agents and representatives have not committed any material unfair labor practice as defined in the National Labor Relations Act, and no Loan Party has been or is engaged in any unfair labor practice, in each case that could reasonably be expected, individually or in the aggregate, to result in a material liability to such Loan Party. Except as reflected on Schedule 4.11, there has been and is (a) no unfair labor practice charge or complaint pending against any Loan Party, or to the knowledge of the Borrower, threatened against any of them before the National Labor Relations Board or any other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or similar agreement that is so pending against any Loan Party, or to the knowledge of the Borrower, threatened against any of them, (b) no labor dispute, strike, lockout, slowdown or work stoppage in existence or, to the knowledge of the Borrower, threatened against, involving or affecting any Loan Party, (c) no labor union, labor organization, trade union, works council, or group of employees of any Loan Party that has made a pending demand for recognition or certification, and no representation or certification proceedings or petitions seeking a representation proceeding that is presently pending or, to the knowledge of the Borrower, threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority, and (d) no union representation question existing, or labor union organizing activity, with respect to any employees of any Loan Party, any of the foregoing of which individually or in the aggregate could reasonably be expected to result in a material liability to a Loan Party.

4.20 Employee Benefit Plans. Borrower, its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except where such noncompliance or nonperformance could not, individually or in the aggregate, reasonably be expected to result in a material liability to the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would reasonably be expected to cause such Employee Benefit Plan to lose its qualified status. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, or otherwise funded entirely by the participants thereof, no Employee Benefit Plan provides any material health or life benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, or any its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount which, when aggregated with such excesses for all other Pension Plans, is material to the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete or partial withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete or partial withdrawal from all Multiemployer Plans, is not in an amount that would be material to the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. Borrower, its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan in all material respects and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21 Solvency. The Loan Parties and their Subsidiaries are, and upon the incurrence of any Loan made to the Borrower on any date on which this representation and warranty is made, will be, Solvent.

4.22 Foreign Assets Control Regulations; Anti-Money Laundering; Anti- Corruption Practices.

(a) Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations (“Sanctions”) as administered by OFAC and the U.S. State Department. No Loan Party and no Subsidiary of a Loan Party (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (iv) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law.

(b) Each Loan Party and each Subsidiary of each Loan Party is in compliance with all laws related to terrorism or money laundering including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering laws, rules or regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such anti-money laundering laws, rules or regulations is pending or threatened to the knowledge of each Loan Party and each Subsidiary of each Loan Party.

(c) Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (“Anti-Corruption

Laws”). None of the Loan Party or any Subsidiary, nor to the knowledge of the Loan Party, any director, officer, agent, employee, or other person acting on behalf of the Loan Party or any Subsidiary, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws. The Loan Party and each Subsidiary has instituted and will continue to maintain policies and procedures designed to promote compliance with applicable Anti-Corruption Laws.

4.23 Disclosure. No representation or warranty of any Loan Party contained in any Loan Document and none of the written reports, financial statements, or certificates furnished to Administrative Agent and the Lenders by or on behalf of any Loan Party for use in connection with the ~~Transactions~~transactions contemplated hereby contains, when taken as a whole, any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not materially misleading as of the time when made or delivered in light of the circumstances in which the same were made, provided that, with respect to any estimates or financial projections, the Borrower only represents that such estimates and projections were based on good faith estimates and assumptions believed to be reasonable when made in light of circumstances then existing events are made in good faith by the Borrower and that Borrower does not warrant that such estimates and projections will ultimately prove to have been accurate. There are no agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and there are no facts known (or which should upon the reasonable exercise of diligence be known) to the Borrower (other than matters of a general economic nature) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby.

4.24 Insurance. The Loan Parties and the Property of each Loan Party are adequately insured in compliance with the requirements of Section 6.6. Attached as Schedule 4.24 are insurance certificates which summarize all insurance maintained by or on behalf of the Loan Parties as of the Restatement Date and, as of the Restatement Date, all premiums in respect of such insurance have been paid.

4.25 Separate Entity. The Borrower (a) has taken all necessary steps to maintain the separate status and records of the Loan Parties, on a consolidated basis, (b) does not commingle any assets or business functions with any other Person (other than any Loan Party), (c) maintains separate financial statements from all other Persons (other than the other Loan Parties), (d) has not assumed or guaranteed the debts, liabilities or obligations of others (other than any Loan Party) and Indebtedness permitted under Section 7.1(j), (e) holds itself out to the public and creditors as an entity separate from all other Persons (other than the other Loan Parties), (f) has not committed any fraud or misuse with respect to its separate entity legal status, (g) has not maintained its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of its stockholders, (h) has not taken any action that would reasonably be expected to cause it to become insolvent, (i) to the extent required under its Organizational Documents or the applicable laws of the State of Delaware has not failed to hold appropriate meetings (or act by unanimous written consent) of its board of managers or other applicable governing body to authorize all applicable actions, or (ii) in authorizing such actions failed, to observe all applicable formalities required by the laws of the State of Delaware, or failed to observe all applicable formalities required by its Organizational Documents and (j) has not generally held itself out to be responsible for the material debts of another Person (other than any Loan Party).

4.26 Security Interest in Collateral. The provisions of the Loan Documents create legal and valid Liens on all the Collateral in favor of Administrative Agent, for the benefit of Administrative Agent and the Secured Parties, and in the case of Liens which may be perfected by filing a financing statement, when financing statements in appropriate form are filed in the appropriate office, such Liens will constitute perfected and continuing Acceptable Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and having priority over all other Liens on such Collateral, except for Permitted Encumbrances or Liens permitted pursuant to ~~Section~~Sections 7.2(c) ~~or Section 7.2(i~~, (d), (f), (g), (k).

4.27 ~~Transactions With Management/Managers. Except as disclosed on Schedule 4.27 or otherwise permitted under Section 7.11, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party on the one hand, and any member of a Loan Party’s management or member of the Borrower’s board of directors on the other hand except to the extent that such arrangements are upon fair and reasonable terms not materially less favorable than such Loan Party would reasonably be expected to obtain in an arms’-length transaction with a Person that was not a member of a Loan Party’s management or member of the Borrower’s board of directors.~~Reserved.

4.28 Swap Agreements. Schedule 4.28, as of the ~~date hereof~~Third Amended Effective Date, and after the date ~~hereof~~thereof, each report required to be delivered by the Borrower pursuant to Section 6.2(g), sets forth, a true and complete list of all Swap Agreements of the Loan Parties and the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the Net Mark-to-Market Exposure thereof and the counterparty to each such agreement.

4.29 Customers and Suppliers. There exists no actual or, to the best knowledge of each Loan Party, threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between any Loan Party, on the one hand, and any customer or any group thereof or supplier, on the other hand, whose agreements with a Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, in each case except for any such termination, cancellation, limitation, modification or change which could not reasonably be expected to have a Material Adverse Effect.

4.30 Names and Places of Business. No Loan Party has, during the preceding ~~five~~three (~~5~~3) years since the Third Amended Effective Date, been known by, or used any other trade or fictitious name, except as disclosed in Schedule 4.30. The chief executive office and principal place of business of each Loan Party is located at the address of such Person set out in Schedule 4.30. Each such Person’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and Federal Taxpayer Identification Number is stated on Schedule ~~4.30~~4.1 (or as set forth in a notice delivered pursuant to Section 6.1(g)).

4.31 Existing Accounts Payable. Set forth on Schedule 4.31 hereto is a complete and correct list of all existing accounts payable of each Loan Party as of ~~December 31, 2016~~November 30, 2018.

SECTION 5.

RESERVED

SECTION 6.

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that until payment in full in cash of the Obligations (other than contingent indemnification obligations and other provisions under the Loan Documents which by their terms expressly survive the payment of the Obligations), such Person shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Financial Statements and Other Reports. Unless otherwise provided below, the Borrower will deliver to Administrative Agent (who will in turn deliver the same to the Lenders):

(a) Monthly Financial Statements. As soon as available, and in any event within forty (40) days after the end of each calendar month for the first six months ending after the Restatement Date, and thirty (30) days after the end of each calendar month thereafter, the consolidated balance sheets of the Loan Parties as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of the Loan Parties for such month and for the period from the beginning of the then-current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures (i) for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto, (ii) for the corresponding periods for the then applicable Financial Plan and (iii) for the last twelve (12) months of the Borrower and any other operating reports prepared by management for such period;

(b) Quarterly Financial Statements. As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter of each Fiscal Year for the first two quarters ending after the Restatement Date, and within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year thereafter (excluding the fourth Fiscal Quarter of each Fiscal Year), the consolidated balance sheets of the Loan Parties as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Loan Parties for such Fiscal Quarter and for the period from the beginning of the then-current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event (i) for the Fiscal Years ended December 31, 2015 and December 31, 2016, not later than June 30, 2017, and (ii) for the Fiscal Year ending December 31, 2017 and for each Fiscal Year thereafter, within ~~one hundred twenty~~ninety (~~120~~90) days after the end of such Fiscal Year, (A) the consolidated balance sheets of the Loan Parties as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Loan Parties for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (B) with respect to such financial statements a report thereon by independent certified public accountants of recognized ~~regional~~national standing selected by the Borrower and reasonably satisfactory to the Requisite Lenders (it being acknowledged and agreed that KPMG LLP is satisfactory to the Requisite Lenders), which shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Loan Parties as at the dates indicated and that the results of their operations and their cash flows for the periods indicated are in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception, qualification or explanatory paragraph that is expressly solely with respect to, or expressly resulting from, the upcoming maturity of the Loans), and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d) Compliance Certificate. Together with each delivery of financial statements of the Loan Parties pursuant to Sections 6.1(b) and 6.1(c), a duly executed and completed Compliance Certificate;

(e) ERISA. With reasonable promptness (but, in any event, within five (5) Business Days), copies of (i) upon written request from Administrative Agent or the Lenders, each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service or other Governmental Authority with respect to each Pension Plan; (ii) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event (determined without regard to any materiality standard included in the definition of such term); and (iii) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent or the Lenders shall reasonably request in writing;

(f) Financial Plan. As soon as practicable and in any event no later than ninety (90) days after the end of each Fiscal Year, a consolidated plan and financial forecast for ~~such~~the next Fiscal Year and each of the two Fiscal Years immediately following such Fiscal Year (or, if the ~~final maturity date~~Maturity Date of the Loans is sooner, through ~~such final maturity date) (~~the Maturity Date, a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Loan Parties for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of the Loan Parties for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 7.7 through the ~~final maturity date of the Loans~~Maturity Date, and (iv) forecasts demonstrating anticipated liquidity through the ~~final maturity date of the Loans~~Maturity Date, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to the Requisite Lenders and accompanied by a Financial Officer Certification;

(g) Certificate of Insurer. Upon request by the Requisite Lenders, concurrently with the delivery of financial statements pursuant to Sections 6.1(b) and 6.1(c), a certificate of insurance coverage from each insurer or its authorized agent or broker with respect to the insurance required by Section 6.6, in form and substance satisfactory to the Requisite Lenders;

(h) Exchange Act Reporting. Promptly after the same become publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the ~~Securities and Exchange Commission~~ SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Administrative Agent pursuant hereto.

(i) ~~Management Report. Concurrently with the delivery of the financial statements required by Section 6.1(a), a management report in the form of Exhibit H.~~

(i) Reserved.

(j) Annual Collateral Verification. Each year, if requested by the Requisite Lenders at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 6.1(c), the Borrower shall deliver to Administrative Agent ~~an Officer’s Certificate~~ a certificate of an Authorized Officer (i) either confirming that there has been no change in the information regarding the Collateral ~~set forth in the Perfection Certificate delivered~~as in existence on the Restatement Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, or (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in ~~each~~the jurisdiction ~~identified in the Perfection Certificate~~of incorporation, organization or formation or pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except ~~in the Collateral~~ with respect to any continuation statements to be filed within such period);

(k) Information Regarding Collateral. The Borrower will furnish to Administrative Agent written notice at least thirty (30) days prior to the occurrence of any change in any Loan Party’s (or such shorter time as the Administrative Agent and the Required Lenders may agree in their discretion) (i) organizational name, (ii) type of organizational structure or (iii) Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will be simultaneously made under the UCC or other applicable law or otherwise that are required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. The Borrower will furnish to Administrative Agent prompt written notice of any Lien (other than Permitted Liens) or claims made or asserted against any Collateral or interest therein to the extent it has knowledge of the same. The Borrower also agrees promptly to notify Administrative Agent in writing if any material Collateral is lost, damaged or destroyed;

(l) Aging Reports. Together with each delivery of financial statements of the Loan Parties pursuant to Section 6.1(b), (i) a summary of the accounts receivable aging report of each Loan Party as of the end of such period, and (ii) a summary of accounts payable aging report of each Loan Party as of the end of such period, in each case in form and substance reasonably satisfactory to the Requisite Lenders;

(m) Reserved.

~~(n) Reserved.~~

(n) ~~(o)~~ Lender Meetings. The Borrower and each Loan Party will, upon the request of the Administrative Agent or the Requisite Lenders, participate in a meeting, at least once per quarter, of the Lenders to be held (i) once per year at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Requisite Lenders) and (ii) for each other quarter, telephonically, at such time as may be agreed to by the Borrower and the Requisite Lenders.

(o) ~~(p)~~ Other Information. Such other information and data with respect to any Loan Party as from time to time may be reasonably requested by Administrative Agent or the Requisite Lenders.

(p) ~~(q)~~ Letters of Credit. Monthly, while any letters of credit issued pursuant to Section 7.1(y) are outstanding, at the request of the Requisite Lenders, to the extent there has been any changes to such existing letters of credit or new letters of credit have been issued, a report shall be issued to the Administrative Agent providing information in reasonable detail regarding any such letters of credit.

Documents required to be delivered pursuant to Section 6.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may, at Borrower’s option, be delivered electronically and shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the SEC website, the Borrower’s website on the Internet or another website identified by the Borrower to Administrative Agent and which is accessible by Administrative Agent at no charge or (ii) on which such documents are delivered to Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and such Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2 Notice of Material Events. Each Loan Party will furnish to Administrative Agent prompt written notice (but, in any event, within five (5) ~~days~~Business Days) of the following:

(a) (i) any condition or event that constitutes a Default or an Event of Default; (ii) that any Person has given any notice to any Loan Party or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) the occurrence of any event or change that has caused or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, which notice shall be accompanied by a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto.

(b) the filing or commencement of, or the receipt of a threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Loan Party not previously disclosed in writing (including in the Schedules hereto) to Administrative Agent that has caused or could reasonably be expected to result in, liability in excess of $3,000,000;

(c) the filing or commencement of any action, suit, proceeding, or arbitration by or on behalf of any Loan Party claiming or asserting damages in favor of such Loan Party valued in excess of $3,000,000;

(d) the occurrence of any ERISA Event (determined without regard to any materiality standard included in the definition of such term) that, individually, could reasonably be expected to result in liability of any Loan Party, its Subsidiaries or any of their respective ERISA Affiliates in an aggregate amount exceeding $3,000,000;

(e) reserved;

(f) the receipt by any Loan Party of the institution of, any Adverse Proceeding not previously disclosed in writing by the Borrower to Lenders which, could reasonably be expected to result in liabilities to the Loan Parties in excess of $3,000,000;

(g) any Loan Party’s entry into a Swap Agreement or the termination or material modification of any Swap Agreement by any party thereto; provided that this clause shall not permit any Loan Party to enter into or terminate or materially modify a Swap Agreement not otherwise permitted by this Agreement; ~~and~~

(h) ~~the occurrence of any change in the board of directors (or similar governing body) of any Loan Party~~reserved; and

(i) receipt of any Environmental Claim which could reasonably be expected to result in a liability to any Loan Party in excess of $3,000,000.

Borrower hereby acknowledges that (a) Administrative Agent will make available to Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) in such manner as described Section 9.9 and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform that is designated “Public Side Information;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.3 Corporate Existence, Etc..

(a) Borrower will (i) take all necessary steps to maintain the separate entity and records of the Loan Parties, on a consolidated basis, (ii) not commingle any assets or business functions with any other Person (other than any Loan Party), (iii) maintain separate financial statements from all other Persons (other than the other Loan Parties), (iv) not assume or guarantee the debts, liabilities or obligations of others (other than any Loan Party and Indebtedness permitted under ~~this~~ this Agreement), (v) hold itself out to the public and creditors as an entity separate from all other Persons (other than the other Loan Parties), (vi) not commit any fraud or misuse of the separate entity legal status, (vii) not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of its partners or Affiliates, (viii) not take any action that would reasonably be expected to cause it to become insolvent, (ix) to the extent required under its Organizational Documents or the applicable laws of the State of Delaware, not fail (A) to hold appropriate meetings of its board of managers or other applicable governing body (or cause such Persons to act by written consent) to authorize any applicable actions, or (B) in authorizing such actions, to observe all applicable organizational formalities required by the applicable laws of the State of Delaware or its Organizational Documents, and (x) not hold itself out to be generally responsible for the debts of another Person (other than another Loan Party).

(b) Each Loan Party will (i) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 7.8, and (ii) preserve and maintain its rights (charter and statutory), privileges, franchises and permits necessary or desirable in the normal conduct of its business except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.4 Payment of Taxes and Claims. Each Loan Party will ~~promptly~~ file all income and franchise tax returns and other material tax returns and reports required to be filed by it in any jurisdiction and pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, ~~and promptly pay all lawful claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and/or that by law have or could reasonably be expected to become a Lien upon any of its properties or assets, to the extent that the aggregate amount of such claims exceeds $750,000; provided, no such Tax or claim need be paid if it~~unless any such tax is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted~~, so long as (a)~~ and adequate reserve or other appropriate provision, ~~as shall be required in conformity with GAAP~~ shall have been made therefor~~, and (b) in the case of a Tax or claim which has or may become a~~

~~Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Loan Party will file or consent to the filing of any consolidated income tax return with any Person (except that the Borrower may file a consolidated return with its Subsidiaries).~~in accordance with GAAP. No Loan Party shall make an election to be treated as a corporation for U.S. federal income tax purposes, without the consent of the Requisite Lenders, such consent not to be unreasonably withheld, delayed or conditioned.

6.5 Operation and Maintenance of Properties. Each Loan Party, at its own expense, will:

(a) operate and maintain its Properties in accordance with the practices of a reasonably prudent operator in the industry and in compliance in all respects with all applicable contracts and agreements and with all Governmental Requirements of all applicable Governmental Authorities, including, without limitation, applicable Environmental Laws, except for any such noncompliance that could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Properties, including, without limitation, all material equipment, machinery and facilities.

6.6 Insurance. Each Loan Party will maintain or cause to be maintained, with financially sound and reputable insurers, such casualty insurance, public liability insurance, and third party property all risk damage insurance, in each case, with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as are customarily carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses, in such amounts (giving effect to self-insurance which comports with the requirements of this Section 6.6; and provided that adequate reserves therefor are maintained in accordance with GAAP), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, each Loan Party will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses. Each such policy of insurance shall (a) contain loss payable clauses or provisions in each such insurance policy or policies that are 438BFU or equivalent endorsements in favor of and made payable to Administrative Agent as its interests may appear and (b) name Administrative Agent as “additional insureds” and provide that the insurer will endeavor to give no less than thirty (30) days prior written notice of any cancellation to Administrative Agent (ten (10) days for non-payment). Such endorsement shall be further endorsed to show that each Loan Party waives the right (and each Loan Party does hereby so waive) and shall cause its insurers to waive the right, to subrogate against the Lenders. Each such policy shall be primary and not excess to or contributing with any insurance or self- insurance maintained by any Lender.

6.7 Books and Records; Inspections. Each Loan Party will (a) keep adequate books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by Administrative Agent on behalf of all Lenders (including employees of Administrative Agent or any consultants, accountants, lawyers and appraisers retained by Administrative Agent) to visit any of the properties of any Loan Party and to inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with its officers and independent accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested, and by this provision the Loan Parties authorize such accountants to discuss with Administrative Agent and such representatives the affairs, finances and accounts of each Loan Party; provided, however, that unless an Event of Default has occurred and is continuing, the Borrower shall only be responsible for costs or expenses related to one such visit per year. The Loan Parties acknowledge that Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by Administrative Agent and the Lenders.

6.8 Annual Field Survey and Appraisal. If requested by the Requisite Lenders, Administrative Agent shall have received at the sole cost and expense of the Borrower a Field Survey and Appraisal, dated no later than 60 days after the date of such request; provided that the Requisite Lenders may only request one Field Survey and Appraisal in any 12 month period.

6.9 Compliance with Laws. Each Loan Party will comply with the requirements of all applicable Governmental Requirements of any Governmental Authority (including all Environmental Laws) in all material respects.

6.10 Environmental.

(a) Environmental Disclosure. The Borrower will deliver to Administrative Agent (who will in turn deliver to same to the Lenders):

(i) promptly following receipt thereof by any Loan Party, copies of all environmental compliance reports, audits, investigations, analyses and reports, whether prepared by personnel of any Loan Party or by independent consultants, Governmental Authorities or any other Persons, with respect to environmental matters regarding any Loan Party’s operations, business, Properties or at any leased or owned Facility of any Loan Party or with respect to any Environmental Claims but only if such environmental matter or Environmental Claim, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release of Hazardous Materials related to any Loan Party’s operations, business, Properties or at any Facility leased or owned by Borrower or any of its Subsidiaries required to be reported to any federal, state or local Governmental Authority under any applicable Environmental Laws, (B) any remedial action taken by any Loan Party or any other Person in response to any Hazardous Material Activity or Environmental Claim that could reasonably expected, individually or in the aggregate, to have a Material Adverse Effect or any threatened Environmental Claim that, the occurrence of which, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (C) any Loan Party’s discovery of any occurrence or condition at any Loan Party Properties or at any Facility owned or leased by Borrower or any of its Subsidiaries or any real Property adjoining or in the vicinity of any such Facility that could, individually or in the aggregate, reasonably be expected to cause any such Loan Party, or Properties or Facility owned or leased by Borrower or a Subsidiary thereof or any part of such Property or Facility to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) promptly following the sending or receipt thereof by any Loan Party, a copy of any and all written communications with respect to (A) any Environmental Claims that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (B) any Release required to be reported by any Loan Party to any federal, state or local Governmental Authority, and (C) any request for information from any Governmental Authority that suggests such agency is investigating whether any Loan Party may be potentially responsible for any Hazardous Materials Activity; and

(iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by any Loan Party that could reasonably be expected to (1) expose any Loan Party to, or result in, Environmental Claims that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (2) affect the ability of any Loan Party to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by any Loan Party to modify current operations in a manner that could reasonably be expected to subject any Loan Party to any additional material obligations or requirements under any Environmental Laws.

(b) Hazardous Materials. Each Loan Party shall promptly take any and all actions reasonably necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party, and (ii) make an appropriate response to any Environmental Claim against such Loan Party and discharge any obligations it may have to any Person thereunder.

(c) Right of Access and Inspection. With respect to any event described in Section 6.10(a) or if an Event of Default with respect to an environmental matter has occurred and is continuing, at the sole cost and expense of the Borrower:

(i) Administrative Agent, the Lenders and their respective representatives shall have the right, but not the obligation or duty, upon reasonable notice to enter the applicable Properties and Facilities leased or owned by Borrower or its Subsidiaries at reasonable times for the purposes of observing such Properties and Facilities. Such access shall include, at the reasonable request of Administrative Agent or the Lenders, access to relevant documents and employees of each Loan Party and to their outside representatives, as reasonably necessary to obtain necessary information related to the event at issue. If an Event of Default with respect to an environmental matter has occurred and is continuing, the Loan Parties, in their sole discretion, may choose to conduct such tests and investigations on the Properties and leased or owned Facilities of the affected Loan Party or relevant portion thereof, as reasonably requested by Administrative Agent or the Lenders, including the preparation of a Phase I Report or such other sampling or analysis as determined to be necessary under the circumstances by a qualified environmental engineer or consultant. If an Event of Default with respect to an environmental matter has occurred and is continuing, and if a Loan Party does not undertake such tests and investigations in a reasonably timely manner following the request of Administrative Agent or the Lenders, Administrative Agent may hire an independent engineer, at the Loan Parties’ expense, to conduct such tests and investigations, which shall be conducted in a commercially reasonable manner. Administrative Agent will make all reasonable efforts to conduct any such tests and investigations so as to avoid interfering with the operation of the Facilities.

(ii) any observations, tests or investigations of the Properties by or on behalf of Administrative Agent shall be solely for the purpose of protecting the Lenders’ interests and rights under the Loan Documents. The exercise or non-exercise of Administrative Agent’s rights under Section 6.10(c) shall not constitute a waiver of any Default or Event of Default of any Loan Party or impose any liability on Administrative Agent or any of the Lenders. In no event will any observation, test or investigation by or on behalf of Administrative Agent be a representation that Hazardous Materials are or are not present in, on or under any of the Properties, or that there has been or will be compliance with any Environmental Law, and Administrative Agent shall not be deemed to have made any representation or warranty to any party regarding the truth, accuracy or completeness of any report or findings with regard thereto. Neither any Loan Party nor any other Person is entitled to rely on any observation, test or investigation by or on behalf of Administrative Agent. Administrative Agent and the Lenders owe no duty of care to protect any Loan Party or any other Person against any Hazardous Materials or any other adverse condition affecting any of the Facilities or any other Properties. Administrative Agent shall, if requested by any Loan Party, disclose to the applicable Loan Party, and may disclose to any other Person if so required by law or other obligation, any report or findings made as a result of, or in connection with, its observations, tests or investigations. If Administrative Agent is required under law to disclose any such report or finding to any Governmental Authority, then Administrative Agent shall to the extent possible give the applicable Loan Party prior notice of such disclosure and afford such Loan Party the opportunity to object or defend against such disclosure at its own and sole cost if such process is available; provided, that the failure of Administrative Agent to give such notice or afford such Loan Party the opportunity to object or defend against such disclosure shall not result in any liability to Administrative Agent. Each Loan Party acknowledges that it may be obligated under law to notify relevant Governmental Authorities regarding the results of any observation, test or investigation disclosed to such Loan Party, and that such reporting requirements are site and fact-specific and are to be evaluated by such Loan Party without advice or assistance from Administrative Agent.

6.11 Subsidiaries.

(a) In the event that any Person becomes a Subsidiary of any Loan Party, whether directly or indirectly, such ~~Loan Party~~ Person shall, within ten (10) days after such Person becomes a Subsidiary (or such longer period as permitted by Administrative Agent and the Required Lenders in their reasonable discretion), (i) pledge to Administrative Agent all of the Capital Stock of such Subsidiary (other than the Capital Stock of Holdings, which shall not be required to be pledged) (including, without limitation, delivering original stock certificates, if any, evidencing the Capital Stock of such Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), except for any such Capital Stock that constitutes Excluded Assets, (ii) cause such Subsidiary to become a Guarantor of the Obligations under the Guarantee and Collateral Agreement by executing and delivering to Administrative Agent a joinder to the Guarantee and Collateral Agreement, (iii) to the extent requested by the Required Lenders (or the Administrative Agent acting at the direction of the Required Lenders), take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, opinions, instruments, agreements, and certificates as are similar to those described in Sections 3.1(e), 3.1(g), 3.1(m), and 3.1(p) and any Collateral Documents required by Section 6.14.

(b) Any Subsidiary of the Borrower must be a wholly-owned Subsidiary.

6.12 Further Assurances.

(a) At any time or from time to time upon the reasonable request of Administrative Agent or the Requisite Lenders, each Loan Party will, at its expense, promptly execute, acknowledge and deliver (or cause the applicable Subsidiary becoming a Loan Party pursuant to Section 6.11 to execute, acknowledge and deliver) such further documents and do such other acts and things as Administrative Agent or the Requisite Lenders may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lenders with any information requested pursuant to Section 10.20. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Administrative Agent or the Requisite Lenders may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by all of the Collateral.

(b) Each Loan Party hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or part of the Property of any Loan Party without the signature of such Loan Party where permitted by law, including any financing or continuation statement, or amendment thereto, with “all assets” in the collateral description. A carbon, photographic or other reproduction of the Collateral Documents or any financing statement covering any Property or any part thereof of any Loan Party shall be sufficient as a financing statement where permitted by law.

6.13 Use of Proceeds. The Loan Parties will use the proceeds of the Loans only in the manner and for the purposes set forth in Section 2.3 or in the applicable Borrowing Request. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any Governmental Requirement of any Governmental Authority, including Regulations T, U and X of the Board of Governors of the Federal Reserve System.

6.14 Additional Properties; Other Collateral.

(a) In the event that any Loan Party acquires any Property (or acquires a Subsidiary required to become a Loan Party pursuant to Section 6.11 owning any Property) after the Restatement Date (other than any such Property that constitutes Excluded Assets), and such Property has not otherwise been made subject to the Lien of the Collateral Documents in favor of Administrative Agent for the benefit of the Lenders, then such Loan Party (including a Subsidiary becoming a Loan Party), promptly (and, in any event, within twenty (20) days (or such longer period as permitted by Administrative Agent)) upon its acquiring such Property or becoming a Loan Party, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, Control Agreements, agreements, certificates of title (and notations thereto), Landlord Estoppel, Consent and Access Agreement, surveys, title commitments, opinions and certificates ~~similar to those described~~to the extent required in Section 6.14(b), and Sections 3.1(g)(i) and 3.1(g)(ii), as applicable, with respect to each such Property, together with any other action, in each case, that Administrative Agent or the Requisite Lenders may reasonably request in order to create in favor of Administrative Agent, for the benefit of the Lenders, a valid and, subject to any filing and/or recording referred to herein, perfected Acceptable Lien in such Property (subject only to Permitted Liens) such that, at all times Administrative Agent will have a Lien on all of the personal Properties and all of the real Properties constituting Material Real Estate Assets of the Loan Parties. All of the issued and outstanding Capital Stock (except for any such Capital Stock which constitutes Excluded Assets) of (i) the Borrower and (ii) each Subsidiary of the Borrower shall at all times be pledged to Administrative Agent pursuant to the Collateral Documents.

(b) In order to create in favor of Administrative Agent, for the benefit of the Lenders a valid, perfected Acceptable Lien in all Material Real Estate Assets of the Loan Parties, Administrative Agent shall have received:

(i) a Mortgage covering each of such Mortgaged Properties and evidence satisfactory to it that Acceptable Liens have been granted pursuant to one or more Mortgages in all of such Mortgaged Properties,

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Requisite Lenders) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Lenders may request, in each case in form and substance satisfactory to the Requisite Lenders;

(iii) (a) ~~ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Requisite Lenders~~a Title Policy with respect to such Mortgaged Property ~~(each, a “Title Policy”)~~, in amounts not less than the fair market value of such Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty (30) days prior to the ~~Closing Date~~ date after which such Mortgaged Property was acquired (or such earlier date as the Administrative Agent may agree) and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Requisite Lenders and (B) evidence satisfactory to the Requisite Lenders that such Loan Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for such Mortgaged Property in the appropriate real estate records;

(iv) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to the Requisite Lenders; and

(v) ALTA surveys of all such Mortgaged Properties.

(c) No Loan Party shall hold, store or otherwise maintain any equipment or inventory that is intended to constitute Collateral pursuant to the Collateral Documents at premises which are not owned by a Loan Party unless (i) such equipment is located at a job site at which such Collateral is then currently under contract or (ii) such Collateral is located at a Material Leased Location with respect to which such Loan Party has ~~obtained~~, with sixty (60) days after the Third Amended Effective Date, used commercially reasonable efforts to obtain a Landlord Estoppel, Consent and Access Agreement.

(d) ~~After the Closing Date, no Loan Party shall execute or sign a lease, license or similar agreement for the use and occupancy of real Property which is reasonably expected to constitute a Material Leased Location unless the Requisite Lenders shall have received a duly executed Landlord Estoppel, Consent and Access Agreement covering such Property.~~

SECTION 7.

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, until payment in full of all Obligations (other than contingent indemnification obligations and other provisions under the Loan Documents which by their terms expressly survive the payment of the Obligations), such Person shall perform all covenants in this Section 7.

7.1 Indebtedness. No Loan Party shall directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations (including any extensions or increases to the extent offered to the Lenders in accordance with their Pro Rata Share);

(b) Indebtedness related to non-recourse financing used for capital expenditures;

(c) Indebtedness in respect of Swap Agreements permitted under Section 7.19 in an amount not to exceed $5,000,000;

(d) Indebtedness in the form of obligations for the deferred purchase price of property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(e) Indebtedness owing in connection with the financing of insurance premiums in the ordinary course of business;

(f) Indebtedness consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of any Loan Party in connection with the operation of the Properties;

(g) (i) Indebtedness consisting of Capital Leases or purchase money Indebtedness ~~of Fleet 10 and Fleet 11 outstanding on the Second Amendment~~ , (x) incurred at any time prior to the Third Amended Effective Date ~~or other Capital Lease Indebtedness~~, (y) incurred at any time on or after the ~~Second Amendment~~Third Amended Effective Date, in an aggregate imputed principal amount not to exceed $~~10,000,000 in aggregate~~200,000,000 at any time outstanding and (~~ii)~~ z) incurred at any time to finance capital expenditures associated with binding customer contracts entered into after the Third Amended Effective Date; provided that Indebtedness consisting of Capital Leases ~~incurred after the Second Amendment Effective Date by a Loan Party other than the Borrower so long as such Indebtedness is not recourse to any other Loan Party;~~or purchase money Indebtedness may only be incurred pursuant to clause (z) to the extent that the capital expenditure associated with the binding customer contract entered into after the Third Amended Effective Date was not otherwise included in the Projections delivered to the Administrative Agent on or prior to the Third Amended Effective Date; provided, further that, with respect to clauses (y) and (z) (i) the Cash interest expense attributable to any Capital Lease or purchase money Indebtedness (calculated in accordance with GAAP) shall not exceed the greater of (A) LIBOR plus 6.00% per annum for any period prior to the Maturity Date and (B) 9.00% per annum for any period prior to the Maturity Date and (ii) no Capital Lease or purchase money Indebtedness shall have a term ending prior to (or a maturity occurring prior to) the six months after the Maturity Date;

(h) Indebtedness of the Loan Parties arising from endorsing negotiable instruments for collection in the ordinary course of business;

(i) Indebtedness among the Loan Parties;

(j) guarantees by any Loan Party of Indebtedness permitted under this Agreement;

(k) Indebtedness consisting of indemnities and warranties arising under agreements entered into by any Loan Party in the ordinary course of business ~~and Indebtedness which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with acquisitions permitted under this Agreement~~;

(l) Indebtedness of the Loan Parties in respect of or in connection with workers’ compensation, unemployment insurance, employee compensation and benefits, and other social security legislation or performance bonds, bid bonds, appeal bonds, completion guaranties, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(m) Indebtedness of the Loan Parties consisting of take-or-pay obligations contained in supply arrangements in the ordinary course of business;

(n) obligations of the Loan Parties under company credit cards incurred in the ordinary course of business;

(o) Indebtedness of the Loan Parties arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness (i) does not exceed $100,000 at any time outstanding or (ii) is extinguished within five (5) Business Days of receipt of notice from the applicable financial institution of such occurrence;

(p) reserved;

(q) reserved;

(r) ~~(p)~~ Indebtedness ~~of a Subsidiary of Loan Party acquired pursuant to an acquisition permitted under this Agreement (or Indebtedness of a target of any such acquisition assumed at the time of such acquisition) and refinancings, extensions and renewals thereof (excluding any increases in the~~in a principal amount ~~thereof other than in respect of or to pay accrued interest thereon and reasonable fees and expenses incurred in connection therewith); provided that,~~ of $75,000,000 secured on a second lien basis and any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness of such Person thereof; provided that such Indebtedness ~~was not incurred in connection with, or in anticipation or contemplation of, such acquisition, in an aggregate principal amount not to exceed $10,000,000 in aggregate at any time outstanding~~is subject to an Intercreditor Agreement;

(s) Indebtedness listed on Schedule 7.1 attached hereto and any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness of such Person thereof (any Indebtedness subject to such changes, “Replacement Indebtedness”); provided that: (i) such Replacement Indebtedness does not mature prior to, or have a shorter weighted average life than, the applicable Indebtedness prior to such event, (ii) the other terms and conditions applicable to such Replacement Indebtedness are not materially less favorable to the Loan Parties than the applicable Indebtedness prior to such event and (iii) the aggregate principal amount of such Replacement Indebtedness shall not be greater than the aggregate principal amount of the applicable Indebtedness prior to such event;

~~(q) Indebtedness of the Loan Parties consisting of earnouts, seller notes and other deferred compensation in connection with an acquisition permitted under this Agreement~~, ~~provided that, (i) such Indebtedness is subordinated to the Obligations on terms reasonably acceptable to the Requisite Lenders, (ii) interest on such Indebtedness is not payable in Cash~~, ~~(iii) such Indebtedness does not amortize and (iv) the maturity date of such Indebtedness is no less than the date which is six (6) months after February 2, 2020;~~

~~(r) reserved;~~

~~(s) reserved;~~

(t) reserved;

(u) other unsecured Indebtedness in an aggregate principal amount not to exceed $20,000,000 in aggregate at any time outstanding;, provided that (i) the maturity date of such Indebtedness is no earlier than the date which is six (6) months after the Third Amended Effective Date and (ii) interest on such Indebtedness is not payable in Cash at a rate that exceeds ten percent (10%) per annum of the proceeds of such Indebtedness;

(v) other Indebtedness approved by the Requisite Lenders pursuant to an Approval Letter;

(w) to the extent constituting Indebtedness, obligations with respect to the Existing Letters of Credit;

(x) ~~Non-recourse Indebtedness related to a joint venture between a third party and an Affiliate of a Loan Party~~reserved; and

(y) Indebtedness related to letters of credit issued by third parties in an aggregate amount not to exceed $3,000,000 at any time outstanding; provided that any letters of credit issued pursuant to this Section 7.1(y) plus the Revolving Outstandings shall not exceed the aggregate amount of the Revolving Commitment.

7.2 Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable and any Capital Stock of any Loan Party), whether now owned or hereafter acquired, or any income or profits therefrom, or file ~~or permit the filing of~~, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (collectively, “Permitted Liens”):

(a) Permitted Encumbrances;

(b) Liens (i) in favor of Administrative Agent for the benefit of the Secured Parties granted pursuant to any Loan Document and (ii) securing Indebtedness permitted by Section 7.1(r);

(c) Liens securing Indebtedness permitted by Section 7.1(b);

(d) Liens securing Indebtedness permitted by Section 7.1(g), provided that, (i) such Liens do not encumber any Property other than the Property that is being financed with such Indebtedness on the date such Property is acquired and (ii) such Liens attach to such Property concurrently with or within ~~20~~90 days after the acquisition thereof;

(e) reserved;

(f) Liens, pledges or deposits made to secure payment of or in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs;

(g) good-faith pledges or deposits made in the ordinary course of business to secure (i) performance of bids, tenders, trade contracts (other than for the repayment of borrowed money) or leases, (ii) statutory obligations, or (iii) surety or appeal bonds, or indemnity, performance or other similar bonds;

(h) judgments and attachments permitted by Section 8.1(h);

(i) Liens securing Indebtedness permitted by Section 7.1(v) to the extent the applicable Approval Letter permits such Indebtedness to be secured; provided that, such Liens only encumber the assets permitted to be encumbered thereby pursuant to the applicable Approval Letter;

(j) ~~Liens securing Indebtedness which is non-recourse to any Loan Party pursuant to a joint venture between a third party and an Affiliate of a Loan Party pursuant to which a Loan Party, directly or indirectly, holds a minority interest;~~reserved;

(k) Liens in favor of the issuer of the Existing Letters of Credit on Cash and Cash Equivalents pledged as cash collateral for the Existing Letters of Credit;

(l) ~~[reserved]~~Liens securing Indebtedness permitted by Section 7.1(s) (but only to the extent that such original Indebtedness was secured as of the Third Amended Effective Date); and

(m) Liens in favor of issuers of letters of credit permitted under Section 7.1(y) on Cash and Cash Equivalents pledged as cash collateral for any such letters of credit.

7.3 No Further Negative Pledges. Except with respect to restrictions by reason of Permitted Liens and customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business consistent with past practice (provided that such restrictions are limited to the property or assets secured by such Permitted Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) no Loan Party shall permit to exist or enter into any agreement prohibiting the creation or assumption of any Lien in favor of Administrative Agent for the benefit of the Secured Parties upon any of the Collateral, whether now owned or hereafter acquired.

7.4 Restricted Junior Payments. The ~~Borrower~~Parent shall not, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except (provided that none of the following shall be deemed to permit a Division/Series Transaction): (a) each Subsidiary of the ~~Borrower~~Parent may make Restricted Junior Payments to the holders of its Capital Stock, (b) to the extent constituting Restricted Junior Payments and subject to the terms of the applicable Swap Intercreditor Agreement, the ~~Borrower~~Parent or any of its Subsidiaries may make payments in respect of Swap Agreements permitted by the terms of this Agreement, to the counterparties thereof, (c) so long as no Default or Event of Default under Section 8.1(a), Section 8.1(f), Section 8.1(g) or Section 8.1(c) (with respect to Section 8.1(c), only as a result of a breach of Section 7.7) has occurred and is continuing, the ~~Borrower~~Parent or any of its Subsidiaries may make Tax Distributions, to the holders of its Capital Stock, (d) unless an Event of Default has occurred and is continuing or would result therefrom, and so long as no payments are made in cash or other property in connection therewith, the ~~Borrower~~Parent or any of its Subsidiaries may redeem, repurchase, retire or otherwise acquire any of its Capital Stock upon or in connection with the exercise or vesting of options or restricted Capital Stock (granted pursuant to any option plan or incentive compensation plan of the ~~Borrower~~Parent) if such Capital Stock constitutes all or a portion of the exercise price or is surrendered (or deemed surrendered) in connection with satisfying any income tax obligation incurred in connection with such exercise or vesting, (e) unless an Event of Default has occurred and is continuing or would result therefrom, and so long as no payments are made in cash or other property in connection therewith, the ~~Borrower~~Parent or any of its Subsidiaries may redeem, repurchase, retire, or otherwise acquire any of its Capital Stock upon the exercise of warrants if such Capital Stock constitutes all or a portion of the exercise price or is surrendered (or deemed surrendered) in connection with satisfying any income tax obligation incurred in connection with such exercise, (f) reserved; (g) unless an Event of Default has occurred and is continuing or would result therefrom, the ~~Borrower~~ Parent or any of its Subsidiaries may repurchase its Capital Stock that is owned by former officers, directors or employees (or the estate thereof) of the ~~Borrower~~Parent or its Subsidiaries in connection with their resignation, termination or severance of employment in an aggregate amount not to exceed $1,000,000 during any ~~fiscal year~~Fiscal Year, (h) unless an Event of Default has occurred and is continuing or would result therefrom, the ~~Borrower~~ Parent or any of its Subsidiaries may make cash payments solely in lieu of the issuance of fractional shares in connection with the exercise of warrants, Capital Stock options, restricted Capital Stock or other securities convertible into or exchangeable for Capital Stock of the ~~Borrower~~Parent; provided that, any such cash payment shall not be for the purpose of evading the limitations set forth in clause (g) of this Section 7.4, ~~and~~ (~~g~~i) the Loan Parties may make Restricted Junior Payments required to consummate the Restructuring in accordance with the Restructuring Agreement. and (j) on or substantially contemporaneously with the Closing Date, the Parent or any of its Subsidiaries may make payments in connection with an equity repurchase and related redemption from Southpaw Credit Opportunity Master Fund LP in an amount not to exceed $11,500,000.

7.5 Restrictive Agreements. No Loan Party shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by any Loan Party, (b) repay or prepay any Indebtedness owed by such Subsidiary to any Loan Party or any other Subsidiary of ~~any Loan Party~~the Borrower, (c) make loans or advances to any Loan Party or (d) transfer any of its property or assets to any Loan Party, except (i) as required by law, (ii) pursuant to agreements related to Indebtedness permitted under this Agreement (but only to the extent such restrictions are included in agreements either (x) existing on the Third Amended Effective Date or (y) permitted pursuant to Section 7.1(g) and are customary for such agreements (as determined by the Borrower in good faith)), and (iii) such Person’s Organizational Documents.

7.6 Investments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except (provided that none of the following shall be deemed to permit a Division/Series Transaction):

(a) Investments in Cash and Cash Equivalents; and

(b) Investments in any other Loan Party;

(c) expenditures in respect of purchase money Indebtedness and Capital Leases permitted by Section 7.1(g);

(d) ~~capital expenditures not otherwise prohibited under this Agreement~~reserved;

(e) reserved;

(f) to the extent constituting Investments, transactions permitted under Sections 7.1 and 7.8;

(g) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(h) advances to officers, directors and employees of the Loan Parties in the ordinary course of business, in an aggregate amount not to exceed $250,000 at any time outstanding, for travel, entertainment, relocation and other ordinary business purposes;

(i) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 7.8; and

(j) additional Investments not otherwise permitted in clauses (a)-(i) above by any Loan Party in an aggregate amount not to exceed $5,000,000 in the aggregate at any time outstanding.

(k) other Investments otherwise approved by the Requisite Lenders in an Approval Letter;

(l) payments on trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms, and Investments received in full or partial satisfaction thereof from financially troubled account debtors; and

(m) creation of any additional Subsidiaries of any Loan Party in compliance with Section 6.11~~; and~~.

(n) ~~Investments in joint ventures between a third party and an Affiliate of a Loan Party described in Section 7.1(x).~~

7.7 Financial and Performance Covenants.

(a) Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter set forth below to be greater than the ratio set forth below opposite such Fiscal Quarter.

Each Fiscal Quarter Ending on the Following Dates	Total Leverage Ratio
March 31, 2019	2.00:1.00
June 30, 2019	2.00:1.00
September 30, 2019	1.80:1.00
~~March 31, 2019 and each Fiscal Quarter thereafter through the Fiscal Quarter ended~~ December 31, 2019	~~6.0~~1.60:1.00
March 31, 2020 ~~and each Fiscal Quarter thereafter~~	~~5.0~~1.30:1.00

(b) Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1:00:1.00.

7.8 Fundamental Changes; Disposition of Assets~~; Acquisitions~~. No Loan Party shall,

(a) enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), other than (provided that none of the following shall be deemed to permit a Division/Series Transaction) (i) the merger of any Loan Party or any Subsidiary ~~of~~that is not a Loan Party with and into any Loan Party ~~or another Subsidiary of any Loan Party~~ (except that, with respect to any such merger or consolidation involving the Borrower, the Borrower must be the surviving entity), or (ii) the merger of any ~~other Person with~~ Subsidiary that is not a Loan Party with and into any Loan Party, ~~and (iii) pursuant to a Permitted Acquisition; provided that such~~or any other Subsidiary that is not a Loan Party ~~shall be the continuing or surviving entity~~; or

(b) convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except for Permitted Dispositions (provided, that the forgoing shall not be deemed to permit a Division/Series Transaction);.

(c) ~~acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures permitted hereunder in the ordinary course of business consistent with past practice) the business, property (including Properties) or fixed assets of, or Capital Stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, or make any commitment or incur any obligation to enter into any such transaction, except (provided that none of the following shall be deemed to permit a Division/Series Transaction) (i) Permitted Acquisitions and (ii) other Investments made in accordance with Section 7.6 or an Approval Letter.~~

7.9 Limitation on Leases. No Loan Party will create, incur, assume or suffer to exist any obligation in respect of any Long-Term Lease which would cause the aggregate amount of all payments made by all Loan Parties pursuant to all such Long-Term Leases, including, without limitation, any residual payments at the end of any such Long-Term Lease, to exceed an amount equal to $2,000,000 in any calendar month without the approval of the Requisite Lenders.

7.10 Sales and Lease Backs. No Loan Party shall directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Subsidiaries) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease, except for operating leases and Capital Leases permitted under Section 7.1.

7.11 Transactions with Management and Affiliates. No Loan Party shall either directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any Property or the rendering of any service) with any member of a Loan Party’s management, any Affiliate or any shareholder thereof, and no Loan Party will suffer to exist any arrangement or understanding, regardless of whether such arrangement has been formalized, whereby services or the sale of any Property are provided to a member of a Loan Party’s management, an Affiliate or any shareholder thereof, on terms more favorable than such Loan Party would reasonably be expected to obtain in an arms’-length transaction with a Person that was not a member of a Loan Party’s management or that was not an Affiliate or any shareholder thereof for similar services; provided that the foregoing restriction shall not apply to (a) any transaction between or among the Loan Parties, (b) ~~transactions otherwise expressly permitted by this Agreement (including~~ issuances of Capital Stock and other Restricted Junior Payments expressly permitted by Section 7.4), (c) the maintenance of benefit plans and programs and other similar arrangements with employees, officers and directors, including, without limitation, vacation plans, health plans, life insurance plans, equity plans, indemnification arrangements, deferred compensation plans and retirement savings plans, in each case, in the ordinary course of business, (d) ~~to the extent any holders of Indebtedness outstanding under the Existing Indenture constitute a member of a Loan Party’s management, the consummation of the~~

~~Closing Date Redemption and the payment of such Indebtedness outstanding under the Existing Indenture in connection therewith~~[reserved], and (e) the ownership of Capital Stock of a Loan Party by any member of a Loan Party’s management and, to the extent otherwise permitted under this Agreement, the payment of any amounts in respect of such Capital Stock to such member of a Loan Party’s management, and (f) any transaction or arrangement described on Schedule 4.27, ~~and (g) any transaction whereby services or the sale of any Property are provided by a member of a Loan Party’s management on terms no less favorable than that provided to the applicable Loan Party for similar services~~ (provided that none of the foregoing shall be deemed to permit a Division/Series Transaction).

7.12 Conduct of Business.

(a) From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, form or acquire any Foreign Subsidiary or engage in any business other than the businesses engaged in by such Loan Party on the Closing Date as presently conducted in the United States of America and any businesses, activities and operations reasonably related thereto or incidental thereto, including all general and administrative activities, and the leasing, operation or ownership of any assets related to such business.

(b) Holdings shall not engage in any business activities, in each case other than (i) ownership of the Capital Stock of the Borrower, (ii) activities incidental to maintenance of its legal existence, (iii) the performance of its obligations with respect to the Loan Documents to which it is a party, (iv) holding any cash or property received in connection with ~~Restricted Payments~~restricted payments made in accordance with Section 7.4 pending application thereof by it, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries in each case solely to the extent expressly permitted hereunder, (vi) participating in tax, accounting and other administrative matters, (vii) providing indemnification to officers and directors in accordance with their Organizational Documents and (viii) activities incidental to the businesses or activities described in clauses (i) to (vii) of this sentence.

(c) Parent shall not engage in any business activities, in each case other than (i) ownership of the Capital Stock of Holdings, (ii) activities incidental to maintenance of its legal existence and required in order to satisfy the requirements of the Exchange Act, (iii) the performance of its obligations with respect to the Loan Documents to which it is a party, (iv) holding any cash or property received in connection with ~~Restricted Payments~~restricted payments made in accordance with Section 7.4 pending application thereof by it, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries in each case solely to the extent expressly permitted hereunder, (vi) participating in tax, accounting and other administrative matters, (vii) providing indemnification to officers and directors in accordance with their Organizational Documents and (viii) activities incidental to the businesses or activities described in clauses (i) to (vii) of this sentence.

7.13 Reserved.

7.14 Fiscal Year. No Loan Party shall, nor shall it permit any of its Subsidiaries, to change its Fiscal Year end from December 31.

7.15 Deposit Accounts. No Loan Party shall establish or maintain a Deposit Account or Securities Account other than (a) the Deposit Accounts or Securities Accounts covered by a Control Agreement listed in Schedule 7.15, and (b) Excluded Accounts, without executing and delivering to Administrative Agent a Control Agreement covering the applicable Deposit Account or Securities Account in a form acceptable to the Administrative Agent and the Requisite Lenders.

7.16 Amendments to Organizational Agreements. No Loan Party shall materially amend or permit any material amendments to any Loan Party’s Organizational Documents in each case in a manner materially adverse to the Lenders or enter into a Division/Series Transaction without the prior written consent of the Requisite Lenders, which consent shall not be unreasonably withheld, delayed or conditioned.

7.17 Sale or Discount of Receivables. Except for receivables obtained by any Loan Party out of the ordinary course of business consistent with past practice or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business consistent with past practice in connection with the compromise or collection thereof and not in connection with any financing transaction, no Loan Party will discount or sell (with or without recourse) any of its Loans receivable or accounts receivable.

7.18 OFAC; USA Patriot Act; Anti-Corruption Laws. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 4.22. No Loan Party or Subsidiary, nor to the knowledge of the Loan Party, any director, officer, agent, employee, or other person acting on behalf of the Loan Party or any Subsidiary, will use the proceeds of any Loan, directly or indirectly, for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws. Furthermore, the ~~Credit~~Loan Parties will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

7.19 Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than Swap Agreements which are entered into in the ordinary course of business and not for speculative purposes and which are subject to a Swap Intercreditor Agreement to the extent that the terms of such Swap Agreement require any Loan Party to post margin or collateral in order to secure the obligations in respect of such Swap Agreement.

7.20 Intercompany Transfers. Other than Investments permitted pursuant to Section 7.6, the Borrower and Holdings will not transfer assets to Fleet 10 or Fleet 11.

SECTION 8.

EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due the principal or premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Loan, by mandatory prepayment or otherwise; or (iii) when due, any interest on any Loan or any fee or any other amount due under any Loan Document; or

(b) Default in Other Agreements. (i) Failure of any Loan Party to pay when due any principal of or interest on one or more items of Indebtedness (other than Indebtedness ~~described in~~contemplated by Section 7.1(g)) in an amount individually or in the aggregate of $2,000,000 or more, in each case beyond the grace period, if any, provided therefor; (ii) reserved, (iii) any “Termination Event” or “Additional Termination Event” occurs (as each such term is defined in any Swap Intercreditor Agreement) and the net amount payable by Borrower under the applicable Swap Agreement (after giving effect to any applicable netting arrangements) exceeds $2,000,000, (iv) any breach or default by any Loan Party with respect to any other material term of (A) one (1) or more items of Indebtedness (other than Indebtedness contemplated by Section 7.1(g)) in the individual or aggregate principal amounts referred to in clause (i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than Indebtedness contemplated by Section 7.1(g)), in each case beyond the grace period, if any, provided therefor, if the cause of such breach or default is due to any Loan Party’s failure to make a payment when due or the effect of such breach or default is to cause such Indebtedness (other than Indebtedness contemplated by Section 7.1(g)) to be due and payable or to require the prepayment, redemption, repurchase or defeasance of, or to cause any Loan Party to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity; or

(c) Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in Sections ~~2.3,~~ 6.1(a), (b), (c) or (d), 6.2, 6.3(a) (with respect to existence of the Borrower), 6.3(b), 6.6, 6.8, 6.11, 6.13 or 6.14, or the failure of any Loan Party to perform or comply with any term or condition contained in Section 7; or

(d) Breach of Representations, etc. Any representation, warranty, or certification made or deemed made by any Loan Party in any Loan Document or in any certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of the knowledge of any Authorized Officer of any Loan Party of such breach or failure and the date notice thereof is given to the Borrower by Administrative Agent or any Lender; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Loan Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Loan Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Loan Party shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party shall make any assignment for the benefit of creditors; or (ii) any Loan Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Loan Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this clause (g) or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving an amount individually or in the aggregate in excess of $5,000,000 (to the extent not fully covered by insurance (less any deductible) as to which a solvent and unaffiliated insurance company has not denied coverage) (other than solely against Fleet 10 or Fleet 11 related to Fleet 10 and 11 Indebtedness) shall be entered or filed against any Loan Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) consecutive days (or in any event later than the date that enforcement proceedings shall have been commenced by any creditor upon such judgment order or five (5) days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of sixty (60) consecutive days; or

(j) Employee Benefit Plans. There shall occur one or more ERISA Events (determined without regard to any materiality standard included in the definition of such term) which individually or in the aggregate results in or could reasonably be expected to result in liability of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 or could reasonably be expected to have a Material Adverse Effect; or

(k) Change of Control. A Change of Control shall occur; or

(l) Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have, or it shall be asserted in writing by any Loan Party not to have, a valid and perfected Acceptable Lien in any Collateral (subject only to Permitted Liens) purported to be covered by the Collateral Documents, in each case for any reason other than the failure of Administrative Agent to take any action within its control, or (iii) any Loan Party shall contest in writing the validity or enforceability of any Loan Document or any Lien on the Collateral or any purported Collateral in favor of Administrative Agent or deny in writing that it has any further liability under any Loan Document to which it is a party prior to the satisfaction in full of the Obligations; or

(m) Intercreditor Agreement. Any applicable Intercreditor Agreement with respect to any Indebtedness in a principal amount greater than $2,000,000 shall, following execution thereof, cease, in whole or in part, to be effective or cease to be legally valid, binding and enforceable against the holders of the Indebtedness other than the Secured Parties subject thereto or against any Loan Party.

8.2 Remedies. (a) Upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (b) upon the occurrence of any other Event of Default, upon notice to the Borrower to such effect by Administrative Agent (acting at the written direction of the Requisite Lenders), the Administrative Agent, on behalf of the Lenders, may and shall have the right to take any of the following actions: (i) terminate all commitments; (ii) declare to be immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party, the Obligations; and (iii) enforce any and all Liens and security interests created pursuant to Collateral Documents;.

SECTION 9.

ADMINISTRATIVE AGENT

9.1 Appointment of Administrative Agent. U.S. Bank National Association is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes U.S. Bank National Association, in such capacity, to act as its agent (including as collateral agent) in accordance with the terms hereof and the other Loan

Documents. Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Section 9.1 are solely for the benefit of Administrative Agent and the Lenders and no Loan Party shall have any rights as a primary or third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party or any Affiliate thereof. The Administrative Agent shall not have any duties or obligations (express or implied) except those expressly set forth in the Loan Documents.

9.2 Powers and Limited Duties.

(a) Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have or be deemed to have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

(b) Each Lender hereby agrees that (~~a~~i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing and (~~b~~ii) except as otherwise expressly provided herein, the Administrative Agent shall not have any duty to monitor the performance of the obligations of any Loan Party or any of their Affiliates under the Loan Documents, including a duty to disclose any information relating to any Loan Party or any of their Affiliates that is communicated to or obtained by the person serving as Administrative Agent or any of its Affiliates in any capacity. As to any matters not expressly provided for by this Agreement (including collection of any amounts due on the Loans) or any matter that would require Administrative Agent to exercise any discretion hereunder or under any Loan Document, including without limitation, in connection with the enforcement of any right or remedy under the Loan Documents whether before or after a default, in connection with a bankruptcy proceeding (or similar relief) or otherwise, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) solely upon the instructions of the Requisite Lenders, and such instructions shall be binding; provided, however, that the Administrative Agent shall not be required to take any action at the direction of the Requisite Lenders or otherwise which exposes the Administrative Agent to liability or which is contrary to this Agreement or the Loan Documents or applicable legal requirements unless the Administrative Agent is furnished with an indemnification satisfactory to the Administrative Agent with respect thereto. The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Administrative Agent is permitted or required to take or to grant. Whether or not the Administrative Agent makes such a request, at all times except with respect to an express obligation set forth herein, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Requisite Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. If, in performing its duties under this Agreement, the Administrative Agent is required to decide between alternative courses of action or has received conflicting directions or any other directions from Lenders who do not satisfy the definition of Requisite Lenders, the Administrative Agent may refrain from taking any action until it receives instructions from the Requisite Lenders.

(c) Each Lender agrees that in any instance in which this Agreement or other Loan Document provides that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner. It is expressly agreed and acknowledged that the Administrative Agent is not guaranteeing performance of or assuming any liability for the obligations of the Loan Parties or other parties hereto or any parties to the Collateral. The Administrative Agent shall not have liability for any failure, inability or unwillingness on the part of the Borrower to provide accurate and complete information on a timely basis to the Administrative Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Administrative Agent’s part of any of its duties hereunder or under the Loan Documents that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof. The Lenders hereby authorize and empower the Administrative Agent to execute and deliver on their behalf the Loan Documents and all related agreements, documents or instruments as shall be necessary or appropriate as determined by the Lenders in good form and in the forms presented to the Administrative Agent as of the date hereof in order to effectuate the purposes of the Loan Documents and any such other related agreements, documents and instruments.

(d) For purposes of clarity, phrases such as “satisfactory to the Administrative Agent,” “approved by the Administrative Agent,” “acceptable to the Administrative Agent,” “as determined by the Administrative Agent,” “in the Administrative Agent’s discretion,” “selected by the Administrative Agent,” “elected by the Administrative Agent,” “requested by the Administrative Agent,” and phrases of similar import that authorize and permit the Administrative Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Administrative Agent (as the case may be) receiving written direction from the Lenders or Requisite Lenders, as applicable, to take such action or to exercise such rights (it being understood that nothing contained in this Agreement or other Loan Document shall impose a duty on the Administrative Agent to make any such determination or take any action independent of such written direction from the Lenders or exercise any discretionary acts.)

9.3 General Immunity.

(a) No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Administrative Agent shall not be responsible for the satisfaction of any condition set forth in Section 3 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to Administrative Agent. Administrative Agent will not be required to take any action that is contrary to applicable law or any provision of this Agreement or any Loan Document. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. Subject to clause (b)(ii) hereof further limiting the liability of Administrative Agent, neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent’s gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received written instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.6) or in accordance with the applicable Collateral Document, and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), or in accordance with the other applicable Collateral Document, as the case may be, Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Loan Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Requisite Lenders~~)~~ (or such other Lenders as may be required to give such instructions under Section 10.6) or in accordance with the applicable Collateral Document. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Administrative Agent shall first receive such advice or concurrence of the Lenders (as required by this Agreement) and until such instructions are received, Administrative Agent shall act, or refrain from acting, as it deems advisable. If Administrative Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders. No provision of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require Administrative Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers. Administrative Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times, or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (i) through (iii) shall be the responsibility of the Lenders and the Loan Parties. Administrative Agent shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Administrative Agent. Administrative Agent has accepted and is bound by the Loan Documents executed by Administrative Agent as of the date of this Agreement and, as directed in writing by the Requisite Lenders, Administrative Agent shall execute additional Loan Documents delivered to it after the date of this Agreement; provided, however, that such additional Loan Documents do not adversely affect the rights, privileges, benefits and immunities of Administrative Agent. Administrative Agent will not otherwise be bound by, or be held obligated by, the provisions of any loan agreement, indenture or other agreement governing the Obligations (other than this Agreement and the other Loan Documents to which such Administrative Agent is a party). No written direction given to Administrative Agent by the Requisite Lenders or any Loan Party that in the sole judgment of Administrative Agent imposes, purports to impose or might reasonably be expected to impose upon Administrative Agent any obligation or liability not set forth in or arising under this Agreement and the other Loan Documents will be binding upon Administrative Agent unless Administrative Agent elects, at its sole option, to accept such direction. Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action. Beyond the exercise of reasonable care in the custody of the Collateral in the possession or control of Administrative Agent, Administrative Agent will not have any duty as to any other Collateral or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. Administrative Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and Administrative Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by Administrative Agent in good faith. Administrative Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of Administrative Agent, as determined by a court of competent jurisdiction in a final, nonappealable order, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Administrative Agent hereby disclaims any representation or warranty to the present and future holders of the Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral. In the event that Administrative Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in Administrative Agent’s sole discretion may cause Administrative Agent to be considered an “owner or operator” under any environmental laws or otherwise cause Administrative Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, Administrative Agent reserves the right, instead of taking such action, either to resign as Administrative Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. Administrative Agent will not be liable to any person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of Administrative Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment. Each Lender authorizes and directs Administrative Agent to enter into this Agreement and the other Loan Documents to which it is a party. Each Lender agrees that any action taken by Administrative Agent or Requisite Lenders in accordance with the terms of this Agreement or the other Loan Documents and the exercise by Administrative Agent or Requisite Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is received by the Administrative Agent from Borrower or a Lender pursuant to Section 9.3(c) below, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan

Document. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. The Administrative Agent shall not be liable for any action taken or not taken by any such service provider. The Administrative Agent shall not be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Lender to provide, written instruction to exercise such discretion or grant such consent from any such Lender, as applicable). The Administrative Agent shall not be liable for any error of judgment made in good faith unless it shall be proven that the Administrative Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any other Loan Document or related documents shall obligate the Administrative Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. The Administrative Agent shall not be liable for any indirect, punitive, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. Any permissive grant of power to Administrative Agent hereunder shall not be construed to be a duty to act. Before acting hereunder, the Administrative Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action. The Administrative Agent will provide copies of notices, certificates, statements, reports and documents that it receives from the Borrower to the Lenders to the extent they are not required to be delivered to Lenders by the Borrower or any other party to this Agreement, and the Administrative Agent shall have no obligation to review such notices, certificates, statements, reports or other documents except as expressly provided herein. The Administrative Agent shall not be under a duty to examine or independently evaluate, and shall not be charged with knowledge or notice of, the contents of any financial statements or reports delivered to it pursuant to the provisions of this Agreement or the Loan Documents, it being acknowledged that such deliveries are for the purpose of making such materials available to the Lenders.

(c) Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Loan Documents, unless Administrative Agent has received written notice from a Lender or Borrower referring to this Agreement or the Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall provide notice to the

Lenders and the Loan Parties. The Administrative Agent shall not have any obligation to take action or exercise any rights with respect to such Default or Event of Default unless directed by the Requisite Lenders in accordance with the provisions hereof. It shall remain the sole obligation of the Lenders to direct the Administrative Agent to take any actions (or forebear from taking any action) after the occurrence of a Default or Event of Default, including any actions to be taken in any bankruptcy proceeding (or similar relief) of a Loan Party; provided, further that, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to liability or which is contrary to this Agreement or the Loan Documents or applicable legal requirements unless Administrative Agent is furnished with an indemnification satisfactory to the Administrative Agent with respect thereto.

(d) Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors. Neither Administrative Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Administrative Agent: (i) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Loan Documents; (ii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Loan Documents or any related documents on the part of the Borrower or any other Person or to inspect the property (including the books and records) of the Borrower; (iii) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency, ownership, transferability or value of any Collateral, this Agreement, the other Loan Documents, any related document or any other instrument or document furnished pursuant hereto or thereto; and (iv) shall incur no liability under or in respect of this Agreement or any other Loan Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) believed by it to be genuine and believe by it to be signed or sent by the proper party or parties. Administrative Agent shall not have any liability to the Borrower or any Lender or any other Person for the Borrower’s or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Loan Document.

9.4 Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity to the extent it becomes a Lender hereunder. With respect to its participation in the Loans, if any, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Loan Party or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any of their respective Affiliates for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants to Administrative Agent that it has made its own independent investigation of the financial condition and affairs of each Loan Party, without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, in connection with the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of each Loan Party. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the advances of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Loans, the other Loan Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.

(b) Each Lender, by delivering its signature page to this Agreement or a joinder agreement and advancing the Loans, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by Administrative Agent and Lenders, as applicable.

9.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share (or, if indemnification is sought after the date upon which all Loans shall have been paid in full, ratably in accordance with such outstanding Loans as in effect immediately prior to such date), severally agrees to indemnify Administrative Agent, its Affiliates and its officers, directors, employees, and agents of Administrative Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Loan Party, for and against any and all fees, claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted at any time (whether before or after payment of the Loans) against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Loan Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF ADMINISTRATIVE AGENT; provided, no Lender shall be liable for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the commercially reasonable opinion of such Indemnitee Agent Party, be insufficient, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any claim, liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The agreements in this Section 9.6 shall survive the payment of the Loans and all other amounts payable hereunder.

9.7 Successor Administrative Agent.

(a) Administrative Agent may (i) resign at any time or (ii) be replaced at any time upon the agreement of the Requisite Lenders, in each case by giving at least thirty (30) days’ prior written notice thereof to the Lenders and the Borrower. Upon any such notice of resignation or replacement, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor Administrative Agent, which successor shall be reasonably acceptable to and approved by the Borrower, provided that, the Borrower shall not have any such approval right if an Event of Default has occurred and is continuing at such time. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Requisite Lenders shall perform all of the duties of Administrative Agent, as applicable, hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above. In such case, the Requisite Lenders shall appoint one Person to act as Administrative Agent for purposes of any communications with the

Borrower, and until the Borrower shall have been notified in writing of such Person and such Person’s notice address as provided for in Section 10.1, the Borrower shall be entitled to give and receive communications to/from the resigning Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and the payment of the outstanding fees and expenses of the resigning Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the resigning Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Capital Stock and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be reasonably requested in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents (the reasonable out-of-pocket expenses of which shall be borne by the Borrower), whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any resigning Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b) Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to an Affiliate of Administrative Agent; provided that (i) such assignee is an Eligible Assignee and (ii) the Borrower and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to the Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Loan Documents.

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. Administrative Agent shall not be responsible for the acts or omissions of its sub-agents including its negligence and misconduct so long as they are selected by the Administrative Agent with due care. The exculpatory, indemnification and other provisions of Sections 9.3 and 9.6 shall apply to any Affiliates of Administrative Agent and shall apply to their respective activities in connection herewith. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Sections 9.3 and 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders and (ii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.8 Collateral Documents.

(a) Administrative Agent under Collateral Documents; Releases. Each Lender and other Indemnitee hereby further irrevocably authorizes Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of Lenders with respect to the Collateral Documents and to enter into such other agreements with respect to the Collateral (including intercreditor agreements) as it may deem necessary without further consent from the Lenders. Subject to Section 10.6, without further written consent or authorization from the Lenders, Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.6) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to the Guarantee and Collateral Agreement, in connection with a transaction permitted under the Loan Documents, or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.6) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty or exercise any other remedy provided under the Loan Documents (other than the right of set-off), it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent (acting at the written direction of the Requisite Lenders), on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under this Agreement and the Collateral Documents may be exercised solely by Administrative Agent (acting at the written direction of the Requisite Lenders), and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or its nominee may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations arising under the Loan Documents as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

(c) Disclaimer. The Administrative Agent hereby disclaims any representation or warranty to the Lenders concerning and shall have no responsibility to Lenders for the existence, priority or perfection of the Liens and security interests granted hereunder or under any Loan Document or in the value of any of the Collateral and shall not be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Administrative Agent makes no representation as to the value, sufficiency or condition of the

Collateral or any part thereof, as to the title of the Borrower to the Collateral, as to the security afforded by this Agreement or any other Loan Document. The Administrative Agent shall not be responsible for insuring the Collateral, for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral, except as provided in the immediately following sentence when Administrative Agent has possession of the Collateral. Administrative Agent shall not be under an obligation independently to request or examine insurance coverage with respect to any Collateral. Administrative Agent shall not be liable for the acts or omissions of any bank, depositary bank, custodian, independent counsel of the Borrowers or any other party selected by Administrative Agent with reasonable care or selected by any other party hereto that may hold or possess Collateral or documents related to Collateral and Administrative Agent shall not be required to monitor the performance of any such Persons holding Collateral. For the avoidance of doubt, the Administrative Agent shall not be responsible to the Lenders for the perfection of any Lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments, provided however that if instructed by the Requisite Lenders and at the expense of the Borrower, the Administrative Agent shall arrange for the filing and continuation, of financing statements or other filing or recording documents or instruments (collectively, the “Financing Statements”) for the perfection of security interests in the Collateral; provided, that, the Administrative Agent shall not be responsible for the preparation, form, content, sufficiency or adequacy of any such Financing Statements all of which shall be provided in writing to the Administrative Agent by the Requisite Lenders including the jurisdictions and filing offices where the Administrative Agent is required to file such Financing Statements.

9.9 Posting of Approved Electronic Communications.

(a) Delivery of Communications. Each Loan Party hereby agrees, unless directed otherwise by Administrative Agent or unless the electronic mail address referred to below has not been provided by Administrative Agent to such Person, that it will provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing Request hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Borrower and Administrative Agent to an electronic mail address as directed by Administrative Agent. In addition, each Loan Party agrees to continue to provide the Communications to Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by Administrative Agent. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website (the “Platform”) shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.10 Proofs of Claim. The Lenders and each Loan Party hereby agree that after the occurrence and during the continuance of an Event of Default pursuant to Sections 8.1(f) or (g), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise, in each case to the extent directed by the Requisite Lenders:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders, Administrative Agent and other agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Administrative Agent and other agents and their agents and counsel and all other amounts due Lenders, Administrative Agent and other agents hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, interim trustee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that the Requisite Lenders shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 9.10 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

SECTION 10.

MISCELLANEOUS

10.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent and the Borrower in writing. Each notice hereunder shall be in writing and may be personally served, sent by telefacsimile, electronic transmission or United States certified or registered mail or courier service and shall be deemed to have been given when delivered and signed for against receipt thereof, or upon confirmed receipt of telefacsimile or electronic transmission; provided, no notice to Administrative Agent shall be effective until received by Administrative Agent.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, or all documents related to the foregoing, each Loan Party agrees, jointly and severally, to pay promptly (a) all reasonable and actual out-of-pocket costs and expenses of preparation of the Loan Documents, all documents related to the foregoing and any consents, amendments, waivers or other modifications thereto; (b) all reasonable and actual out-of-pocket fees, expenses and disbursements of counsel to the Loan Parties in furnishing all opinions required hereunder; (c) all reasonable and actual out-of-pocket fees, expenses and disbursements of counsel to Administrative Agent or the Lenders in connection with the negotiation, preparation, execution, review and administration of the Loan Documents, all documents related to the foregoing and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Loan Party; provided that the Loan Parties shall be required to reimburse only the actual and out-of-pocket fees of one counsel to the Lenders, selected by the Requisite Lenders; (d) all reasonable and actual out-of-pocket costs and expenses of creating and perfecting Liens in favor of Administrative Agent, for the benefit of the Lenders pursuant hereto, including filing and recording fees, expenses and amounts owed pursuant to Section 2.14(c), and (d); (e) reasonable and out-of-pocket search fees, title insurance premiums and fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that the Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (f) all reasonable and actual out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of counsel and of any appraisers, consultants, engineers, advisors and agents employed or retained by Administrative Agent and its counsel) in connection with the administration by Administrative Agent, or the custody or preservation by Administrative Agent, of any of the Collateral; (g) all other reasonable and actual out-of-pocket costs and expenses incurred by Administrative Agent and the Lenders in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (h) after the occurrence of an Event of Default, any extraordinary fees of the Administrative Agent (not routine or incurred in the ordinary course of business) and all actual out-of-pocket costs and expenses, including attorneys’ fees, the fees of any auditors, accountants, consultants, engineers or appraisers, and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings, and (i) all costs, fees and related expenses in connection with the formation and maintenance of any Person, structure or account necessary or desirable to Administrative Agent or the Lenders for tax planning purposes in connection with the Loans.

10.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not any or all of the transactions contemplated hereby shall be consummated, each Loan Party agrees, jointly and severally, to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Administrative Agent and each Lender, their Affiliates and its and their respective officers, members, shareholders, partners, directors, trustees, employees, advisors, representatives and agents and each of their respective successors and assigns and each Person who controls any of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities if such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Loan Party and no Indemnitee shall assert, and each Loan Party hereby waives, releases and agrees not to sue upon any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Loan Party hereby acknowledges and agrees that an Indemnitee may now or in the future have certain rights to indemnification provided by other sources (“Other Sources”). Each Loan Party hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Other Sources to provide indemnification for the same Indemnified Liabilities are secondary to any such obligation of the Loan Party), (ii) that it shall be liable for the full amount of all Indemnified Liabilities, without regard to any rights the Indemnitees may have against the Other Sources, and (iii) it irrevocably waives, relinquishes and releases the Other Sources and the Indemnitees from any and all claims that an Indemnitee must seek expense advancement or reimbursement, or indemnification, from the Other Sources before the Loan Party must perform its obligations hereunder. No advancement or payment by the Other Sources on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from a Loan Party shall affect the foregoing. The Other Sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery which the Indemnitee would have had against a Loan Party if the Other Sources had not advanced or paid any amount to or on behalf of the Indemnitee.

(d) The provisions of this Section 10.3 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions and the other transactions contemplated hereby, the repayment of the Loans and any other Obligations, the release of any Guarantor or of all or any portion of the Collateral, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 10.3 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested. All amounts due under this Section 10.3 shall be payable not later than ten (10) Business Days after demand therefor.

10.4 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender and its/their respective Affiliates is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Administrative Agent (such consent to be given or withheld at the written direction of the Requisite Lenders), without notice to any Loan Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party (in whatever currency) against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured, or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest in any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for

Cash at face value) participations in the Loans and other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

10.6 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 8.2, 10.6(b) and 10.6(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, the Borrower and the Requisite Lenders or (ii) in the case of any other Loan Document, the Borrower and Administrative Agent with the consent of the Requisite Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be affected thereby, no waiver, amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the Maturity Date or result in the forbearance from the exercise of any rights or remedies hereunder past the Maturity Date;

(ii) waive, reduce or postpone any scheduled repayment due such Lender (but not prepayment);

(iii) reduce the rate of interest on any Loan of such Lender and any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.5(c~~)~~) or any fee payable to such Lender hereunder; provided that, only consent of the Requisite Lenders shall be required to amend the definition of “Default Rate” or waive any obligations of any Loan Party to pay the Default Rate;

(iv) increase the Revolving Commitment of such Lender;

(v) extend the time for payment of any such interest or fees to such Lender;

(vi) reduce the principal amount of any Loan of such Lender;

(vii) release any Guarantor from the Guaranty pursuant to the Guarantee and Collateral Agreement (except as may otherwise be permitted under this Agreement) or release the Liens securing all or substantially all of the Collateral;

(viii) amend, modify, terminate or waive any provision of Sections 2.10, 2.12, 10.5 or 10.6; or

(ix) amend the definition of “Requisite Lenders” or “Pro Rata Share”.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, in each case without the consent of Administrative Agent.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of the applicable Lenders, execute amendments, modifications, waivers or consents on behalf of such Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.6(d) shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

(e) Retirement of Loans. No Loan Party will, and Borrower will not permit any of its Subsidiaries or any of the Loan Parties to, directly or indirectly, offer to purchase or otherwise acquire any outstanding Loans.

(f) Amendment Consideration. None of Borrower or any of its Affiliates or any other party to any Loan Documents will, directly or indirectly, request or negotiate for, or offer or pay any remuneration or grant any security as an inducement for, any proposed amendment or waiver of any of the provisions of this Agreement or any of the other Loan Documents unless each Lender of the Loans (irrespective of the kind and amount of Loans then owned by it) shall be informed thereof by Borrower and, if such Lender is entitled to the benefit of any such provision proposed to be amended or waived, shall be afforded the opportunity of considering the same, shall be supplied by Borrower and any other party hereto with sufficient information to enable it to make an informed decision with respect thereto and shall be offered and paid such remuneration and granted such security on the same terms. For the avoidance of doubt, nothing in this Section 10.6(f) is intended to restrict or limit the amendment requirements otherwise set forth herein.

10.7 Successors and Assigns; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any such Person without the prior written consent of all Lenders (and any attempted assignment or transfer by any such Person without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. ~~Without limitation of Section 2.7(b)(iii), any~~ Any Loan acquired by any Loan Party or any Subsidiary thereof shall immediately upon such acquisition be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect.

(c) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with (i) a $3,500 processing and recordation fee payable to Administrative Agent for its own account and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to ~~Sections 2.14(e) and~~Section 2.14(f).

(d) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Borrower and shall maintain a copy of such Assignment Agreement.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it has experience and expertise in the making of or investing in loans such as the applicable Loans; and (ii) it will make or invest in, as the case may be, its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.7(e), the disposition of Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.7(f), as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Loan Documents to the contrary notwithstanding such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) if any such assignment occurs after the advancement of any Loan hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Note to Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver a new Note, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding principal balance under the Loans of the assignee and/or the assigning Lender. Loans and/or Revolving Commitments shall not be transferred in denominations of less than $1,000,000, provided, that if necessary to enable the registration of transfer by a Lender of its entire holding of Loans or Revolving Commitments, one Loan or Revolving Commitment may be in a denomination of less than $1,000,000; provided, further, that transfers by a Lender and its Affiliates shall be aggregated for purposes of determining whether or not such $1,000,000 threshold has been reached.

(g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than a natural Person, any Loan Party, or any of their respective Affiliates) (each, a “Participant”) in all or any part of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loans or any other Obligation); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.6 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under ~~Sections 2.14(e) and~~Section 2.14(f)) (it being understood that the documentation required under ~~Sections 2.14(e) and~~Section 2.14(f) shall be delivered by the Participant to the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section 10.7; provided that such Participant shall not be entitled to receive any greater payment under Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such greater payment results from a change in law that occurs after the Participant acquired the applicable participation, or is made with the Borrower’s prior written consent. To the extent permitted by law, each Participant shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.5 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loan. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.14, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.12, 9.3(b) and 9.6 shall survive the payment of the Loans, and the termination hereof.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshalling; Payments Set Aside. Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. In case any provision in or obligation hereunder or any Loan or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or ~~Initial~~the Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

10.15 CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY ~~LOAN~~ PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH ~~LOAN~~ PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND

VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE ~~LOAN~~ PARTY HERETO AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE ~~LOAN~~ PARTY HERETO IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (D) AGREES THAT ADMINISTRATIVE AGENT AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO THAT IS PARTY TO SUCH JUDICIAL PROCEEDING), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Confidentiality. If the Borrower reasonably believes that any information being furnished by it or any other Loan Party to Administrative Agent or a Lender (“Recipient”) is confidential, the Borrower may so indicate by notice in writing to the Recipient, identifying the information with specificity (such identified information, the “Confidential Information”), in which event the Recipient will use commercially reasonable efforts to maintain the confidentiality thereof; provided however, that a Recipient may disclose such information (i) to its Affiliates, partners and members and its and their respective directors, managers, officers, employees, attorneys, accountants, advisors, auditors, consultants, investors and prospective investors, agents or representatives with a need to know such Confidential Information (collectively “Permitted Recipients”), (ii) to any potential assignee or transferee of any of its rights or obligations hereunder (including without limitation, in connection with a sale of any or all of the Loans) or any of their agents and advisors (provided that such potential assignee or transferee shall have been advised of and agree to be bound by the provisions of this Section 10.17), (iii) if such information (x) becomes publicly available other than as a result of a breach of this Section 10.17 by such Recipient, (y) is in the possession of the Recipient or any of its Permitted Recipients at the time of disclosure or becomes available to a Recipient or any of its Permitted Recipients on a non-confidential basis from a source other than the Loan Parties or (z) is independently developed by the Recipient or any of its Permitted Recipients without the use of or reliance on such information, (iv) to enable it to enforce or otherwise exercise any of its rights and remedies under any Loan Document or (v) as consented to by the Borrower. Notwithstanding anything to the contrary set forth in this Section 10.17 or otherwise, nothing herein shall prevent a Recipient or its Permitted Recipients from complying with any legal requirements (including, without limitation, pursuant to any rule, regulation, stock exchange requirement, self-regulatory body, supervisory authority, other applicable judicial or governmental order, legal process, fiduciary or similar duties or otherwise) to disclose any Confidential Information; provided, however, that in each case, Recipient or its Permitted Recipients furnish only that portion of such information which it is advised by such Recipient or its Permitted Recipient’s counsel is required to be disclosed. In addition, the Recipient and its Permitted Recipients may disclose Confidential Information if so requested by a governmental, self-regulatory or supervisory authority. Each Loan Party hereby acknowledges and agrees that, subject to the restrictions on disclosure of Confidential Information as provided in this Section 10.17, the Recipient and their respective Affiliates are in the business of making investments in and otherwise engaging in businesses which may or may not be in competition with the Loan Parties or otherwise related to their and their Affiliates’ respective business and that nothing herein shall, or shall be construed to, limit the Lenders’ or their Affiliates’ ability to make such investments or engage in such businesses.

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19 Counterparts. This Agreement may be executed in any number of counterparts by facsimile, or PDF, and other electronic means, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20 Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

10.21 Disclosure. Each Loan Party and each Lender hereby acknowledge and agree that Administrative Agent and/or its Affiliates and their respective Related Funds from time to time may hold investments in, and make loans to, or have other relationships with any of the Loan Parties and their respective Affiliates, including the ownership, purchase and sale of Capital Stock in any Loan Party and their respective Affiliates and each Lender hereby expressly consents to such relationships.

10.22 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or otherwise deal with such Collateral in accordance with Administrative Agent’s instructions.

10.23 Advertising and Publicity. No Loan Party or Lender shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by Lenders pursuant to this Agreement and the other Loan Documents without the prior written consent of the Borrower, Administrative Agent and the Requisite Lenders. Nothing in the foregoing shall be construed to prohibit any Loan Party from making any submission or filing which it is required to make by applicable law (including securities laws, rules and regulations), stock exchange rules or pursuant to judicial process; provided, that, (a) such filing or submission shall contain only such information as is necessary to comply with applicable law, rule or judicial process and (b) unless specifically prohibited by applicable law, rule or court order, the Borrower shall promptly notify Administrative Agent of the requirement to make such submission or filing and provide Administrative Agent with a copy thereof.

10.24 Acknowledgments and Admissions. The Borrower hereby represents, warrants and acknowledges and admits that:

(a) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents;

(b) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof;

(c) there are no representations, warranties, covenants, undertakings or agreements by Administrative Agent or any Lender as to the Loan Documents except as expressly set out in this Agreement;

(d) none of Administrative Agent or any Lender has any fiduciary obligation toward it with respect to any Loan Document or the transactions contemplated thereby;

(e) no partnership or joint venture exists with respect to the Loan Documents between any Loan Party, on the one hand, and Administrative Agent or any Lender, on the other;

(f) Administrative Agent is not any Loan Party’s agent;

(g) Reserved;

(h) should an Event of Default occur or exist, each of Administrative Agent and each Lender will determine in its discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time;

(i) without limiting any of the foregoing, no Loan Party is relying upon any representation or covenant by any of Administrative Agent or any Lender, or any representative thereof, and no such representation or covenant has been made, that any of Administrative Agent or any Lender will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents; and

(j) Administrative Agent and the Lenders have all relied upon the truthfulness of the acknowledgments in this Section 10.24 in deciding to execute and deliver this Agreement and to become obligated hereunder.

10.25 Third Party Beneficiaries. Except as stated in Section 9.7(c), there are no third party beneficiaries of this Agreement.

10.26 Entire Agreement. This Agreement, and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

10.27 Replacement of Notes. Upon receipt by Borrower of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Lender of such Note is, or is a nominee for, another Lender with a minimum net worth of at least $5,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, Borrower at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and, in the case of a Note, bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Loan or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

10.28 Intercreditor Agreements. In accordance with the terms of each Intercreditor Agreement, each of the Lenders executing this Agreement agrees to be bound to and by the terms of ~~each~~such Intercreditor Agreement, and hereby instructs and authorizes the Administrative Agent to execute and deliver (on behalf of each Lender) ~~each~~such Intercreditor Agreement on its behalf in the forms presented to it. Each of the Lenders directs the Administrative Agent to make the representations provided in Section 8.02 of the Intercreditor Agreement.

NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, THIS AGREEMENT, THE LIENS CREATED PURSUANT TO THE COLLATERAL DOCUMENTS AND THE RIGHTS, REMEDIES, DUTIES AND OBLIGATIONS PROVIDED FOR HEREIN ARE SUBJECT IN ALL RESPECTS TO THE PROVISIONS OF ~~THE~~EACH INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND ~~THE~~SUCH INTERCREDITOR AGREEMENT, THE PROVISIONS OF ~~THE~~SUCH INTERCREDITOR AGREEMENT SHALL CONTROL.

10.29 Amendment and Restatement.

(a) On the Restatement Date, the Existing Credit Agreement shall be amended and restated in its entirety as set forth herein. The parties hereto acknowledge and agree that (i) this Agreement, the Notes and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) arising under the Existing Credit Agreement as in effect prior to the Restatement Date; (ii) subject to the Restatement Date Exchange, such “Obligations” are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement; provided, however, that any Default or Event of Default existing under the Existing Credit Agreement is waived as of the Restatement Date; (iii) the Liens and security interests as granted under the Loan

Documents (whether delivered hereunder or in connection with the Existing Credit Agreement) securing payment of such ~~Existing~~existing Obligations are in all respects continuing and in full force and effect and secure the payment of the Obligations (as defined in this Agreement to the extent set forth in the Guarantee and Collateral Agreement); and (iv) upon the effectiveness of this Agreement all loans outstanding under the Existing Credit Agreement immediately before the effectiveness of this Agreement will, except for loans converted pursuant to the Restatement Date Exchange, be Loans hereunder and all outstanding letters of credit under the Existing Credit Agreement will be Letters of Credit hereunder, in each case on the terms and conditions set forth in this Agreement.

(b) Except as expressly restated hereby and by the Notes delivered herewith, the Existing Credit Agreement and the other Loan Documents are and shall continue in full force and effect. On and after the Restatement Date, (i) each reference in the Loan Documents to the “Credit Agreement,” “Loan Agreement,” “thereunder,” “thereof” or similar words referring to the Credit Agreement shall mean and be a reference to this Agreement (as further amended, restated, modified or otherwise supplemented from time to time) and (ii) each reference in the Loan Documents to a “Note” or amendment or restatement thereof shall be a reference to the applicable Note delivered hereunder, as applicable, and (iii) each reference to “Lender” in a Loan Document shall be a reference to the Lender hereunder.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

U.S. WELL SERVICES, LLC

By:
Name:
Title:

USWS HOLDINGS, LLC

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT

LENDERS:

SIGNATURE PAGE TO CREDIT AGREEMENT

COMMITMENTS

APPENDIX A

Lenders		Revolving Commitments (U.S. $)
~~GCM Grosvenor Special Opportunity Master Fund, LTD.~~	~~$~~	~~32,500,000~~
Southpaw Credit Opportunity Master Fund LP	$	~~32,500,000~~65,000,000
Total		$65,000,000

APPENDIX A TO

CREDIT

AGREEMENT

APPENDIX B

NOTICE ADDRESSES

U.S. WELL SERVICES, LLC

770 SOUTH POST OAK LANE, SUITE 405

HOUSTON, TEXAS 77056

ATTN: KYLE O’NEILL

ADMINISTRATIVE AGENT’S OFFICE:

U.S. BANK NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT

214 N. TRYON STREET, 26TH FLOOR

CHARLOTTE, NORTH CAROLINA 28202

ATTENTION: CDO TRUST SERVICES / JAMES HANLEY

FACSIMILE: (704) 335-4678

APPENDIX B TO CREDIT AGREEMENT